Exhibit 99.1

MISSION COMMUNITY BANCORP AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

WITH

INDEPENDENT AUDITOR’S REPORT

December 31, 2013 and 2012

CONTENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON THE CONSOLIDATED FINANCIAL STATEMENTS	F-2

CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Balance Sheets	F-3 – F-4
Consolidated Statements of Operations	F-5
Consolidated Statements of Comprehensive Income (Loss)	F-6
Consolidated Statements of Changes in Shareholders’ Equity	F-7
Consolidated Statements of Cash Flows	F-8
Notes to Consolidated Financial Statements	F-9 –F-49

!!McGladrey REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM To the  Board of Directors and Shareholders Mission Community Bancorp and Subsidiaries We have audited the accompanying consolidated balance sheets of Mission Community Bancorp and subsidiaries (the ·“Company”) as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income (loss), changes in shareholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with the standards of the Pubic Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of  the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and  significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion. In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mission Community Bancorp and subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles. San Francisco, CA February 27, 2014

 F-2 Member of the RSM International network of Independent accounting, tax and consulting firms.

MISSION COMMUNITY BANCORP AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2013 and 2012

(in thousands, except share data)

	2013	2012
Assets

Cash and Due from Banks	$31,794	$25,635
Total Cash and Cash Equivalents	31,794	25,635

Certificates of Deposit in Other Banks	745	3,706
Investment Securities Available for Sale	77,767	127,822

Loans Held For Sale	2,022	1,548

Loans Held for Investment:
Commercial and Industrial	40,230	35,102
Agricultural	17,932	14,252
Construction and Land Development	15,183	11,995
Real Estate	208,255	179,778
Leases, Net of Unearned Income	745	1,057
Consumer	8,337	1,557
Total Loans	290,682	243,741

Allowance for Loan and Lease Losses	(4,383)	(4,242)
Net Loans	286,299	239,499

Federal Home Loan Bank Stock and Other Investments	6,938	6,822
Premises and Equipment	15,274	16,131
Other Real Estate Owned	536	818
Company-Owned Life Insurance	8,231	8,015
Core Deposit Intangible Asset, Net of Accumulated Amortization	2,360	2,765
Accrued Interest and Other Assets	2,134	2,446
Total Assets	$434,100	$435,207

The accompanying notes are an integral part of these consolidated financial statements.

MISSION COMMUNITY BANCORP AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2013 and 2012

(in thousands, except share data)

	2013	2012
Liabilities and Shareholders’ Equity

Deposits:
Noninterest-Bearing Demand	$142,415	$130,694
Money Market, NOW and Savings	156,367	154,074
Time Deposits Under $100	25,107	29,442
Time Deposits $100 and Over	57,546	73,058
Total Deposits	381,435	387,268

Other Borrowings	6,000	—
Junior Subordinated Debt Securities	5,716	5,604
Accrued Interest and Other Liabilities	2,224	2,063
Total Liabilities	395,375	394,935

Commitments and Contingencies - Notes E and N

Mezzanine Financing - Note L:
Redeemable Bancorp-Issued Convertible Preferred Stock;
Series A and C; Liquidation Value of $1,000 in 2012	—	1,000
Redeemable Subsidiary-Issued Preferred Stock;
Liquidation Value of $2,000 in 2012	—	2,000

Shareholders’ Equity - Notes L and P:
Common Stock - No Par Value - Authorized 50,000,000 Shares;
Issued and Outstanding: 8,770,281 in 2013 and 8,155,066 in 2012	45,901	42,825
Additional Paid-In Capital	8,886	8,768
Accumulated Deficit	(14,551)	(16,122)
Accumulated Other Comprehensive Income (Loss)	(1,511)	1,801
Total Shareholders’ Equity	38,725	37,272
Liabilities and Shareholders’ Equity	$434,100	$435,207

The accompanying notes are an integral part of these consolidated financial statements.

MISSION COMMUNITY BANCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended December 31, 2013 and 2012

(in thousands, except per share data)

	2013	2012
Interest Income
Interest and Fees on Loans	$16,451	$16,258
Interest on Investment Securities	2,160	2,572
Other Interest Income	60	105
Total Interest Income	18,671	18,935
Interest Expense
Interest on Money Market, NOW and Savings Deposits	264	281
Interest on Time Deposits	374	716
Other Interest Expense	338	324
Total Interest Expense	976	1,321
Net Interest Income	17,695	17,614
Provision for Loan and Lease Losses	310	975
Net Interest Income After Provision for Loan and Lease Losses	17,385	16,639
Non-Interest Income
Service Charges on Deposit Accounts	1,108	968
Gain on Sale of Government-Guaranteed Loans	504	8
Net Gains on Disposition of Loans Held for Sale	609	955
Loan Servicing Fees, Net of Amortization	117	154
(Losses) Gains on Sale or Call of Available-For-Sale Securities	(1,913)	1,116
Net Gains (Losses or Writedowns) of Other Real Estate and Fixed Assets	570	(496)
Grants and Awards	323	415
Change in Fair Value of Warrant Liability	—	68
Increase in Cash Surrender Value of Life Insurance	216	229
Other Income and Fees	594	394
Total Non-Interest Income	2,128	3,811
Non-Interest Expense
Salaries and Employee Benefits	9,179	9,759
Occupancy Expenses	1,665	1,705
Furniture and Equipment	820	748
Data Processing	1,763	2,280
Professional Fees	1,163	1,230
Marketing and Business Development	332	420
Office Supplies and Expenses	562	705
Insurance and Regulatory Assessments	567	623
Loan and Lease Expenses	392	294
Other Real Estate Expenses	—	260
Provision for Unfunded Loan Commitments	25	25
Amortization of Core Deposit Intangible Asset	405	405
Other Expenses	914	1,042
Total Non-Interest Expense	17,787	19,496
Income Before Income Taxes	1,726	954
Income Tax Expense	69	66
Net Income	$1,657	$888
Net Income Attributable to Common Stock - Note O	$1,558	$312

Per Share Data (Note O):
Net Income - Basic	$0.18	$0.04
Net Income - Diluted	$0.18	$0.04

The accompanying notes are an integral part of these consolidated financial statements.

MISSION COMMUNITY BANCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

Years Ended December 31, 2013 and 2012

(in thousands)

	2013	2012

Net income	$1,657	$888

Other comprehensive (loss) income:

Unrealized losses arising during the period on available-for-sale securities, net of taxes of $-0-	(5,225)	1,222

Reclassification adjustment for securities losses (gains) included in net income	1,913	(1,116)
Total other comprehensive (loss) income	(3,312)	106

Comprehensive (loss) income	$(1,655)	$994

The accompanying notes are an integral part of these consolidated financial statements.

MISSION COMMUNITY BANCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

Years Ended December 31, 2013 and 2012

(in thousands, except per share data)

					Accumulated
			Additional		Other
	Common Stock		Paid-In	Accumulated	Comprehensive
	Shares	Amount	Capital	(Deficit)	Income (Loss)	Total

Balance as of January 1, 2012	7,755,066	$40,825	$3,505	$(16,438)	$1,695	$29,587
Exercise of common stock warrants	400,000	2,000				2,000
Cancellation of warrants accounted for as liabilities			5,116			5,116
Dividends declared on subsidiary-issued preferred stock				(572)		(572)
Stock-based compensation			147			147
Net income				888		888
Other comprehensive income	—	—	—	—	106	106
Balance as of December 31, 2012	8,155,066	$42,825	$8,768	$(16,122)	$1,801	$37,272
Exercise of common stock warrants	615,215	3,076				3,076
Dividends declared on subsidiary-issued preferred stock				(86)		(86)
Stock-based compensation			118			118
Net income				1,657		1,657
Other comprehensive loss	—	—	—	—	(3,312)	(3,312)
Balance as of December 31, 2013	8,770,281	$45,901	$8,886	$(14,551)	$(1,511)	$38,725

The accompanying notes are an integral part of these consolidated financial statements.

MISSION COMMUNITY BANCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2013 and 2012

(in thousands)

	2013	2012
Operating Activities:
Net income	$1,657	$888
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	981	919
Amortization of premium on securities and loans, net	1,202	1,367
Amortization of core deposit intangible asset	405	405
Accretion and amortization of discount on assets and liabilities acquired in merger	(3,206)	(2,919)
Provision for loan losses	310	975
Provision for losses on unfunded loan commitments	25	25
Stock-based compensation	118	147
Losses (gains) on sale of securities	1,913	(1,116)
Gain on extinguishment of debt	—	(62)
Change in the fair value of warrant liability	—	(68)
Net (gains) losses or writedowns of other real estate and fixed assets	(570)	496
Gain on loan sales	(504)	(8)
Net gains on disposition of loans held for sale	(609)	(955)
Proceeds from sales of loans originated for sale	371	101
Increase (decrease) in accruals for payroll and employee benefits	117	(366)
Increase in company owned life insurance	(216)	(229)
Other, net	(190)	(44)
Net Cash Provided By (Used In) Operating Activities	1,804	(444)
Investing Activities:
Net decrease (increase) in Federal Home Loan Bank stock and other investments	(114)	(2,896)
Maturity (purchase) of time deposits in other banks	2,961	(114)
Purchase of available-for-sale securities	(78,001)	(114,663)
Proceeds from maturities, calls and paydowns of available-for-sale securities	29,528	51,938
Proceeds from sales of available-for-sale securities	92,053	63,013
Net increase in loans held for investment	(52,616)	(16,679)
Net decrease in loans held for sale	9,527	6,148
Additional investments in other real estate owned	(71)	—
Proceeds from sale of other real estate owned	926	5,400
Proceeds from sale of fixed assets	1	21
Purchases of premises and equipment	(128)	(822)
Net Cash Provided By (Used In) Investing Activities	4,066	(8,654)
Financing Activities:
Net increase in demand deposits and savings accounts	14,014	23,390
Net decrease in time deposits	(19,715)	(46,563)
Net increase in other borrowings	6,000	—
Proceeds from issuance of common stock	3,076	2,000
Redemption of preferred stock	(3,000)	(5,143)
Payment of dividends on preferred stock	(86)	(572)
Net Cash Provided By (Used In) Financing Activities	289	(26,888)
Net Increase (Decrease) in Cash and Cash Equivalents	6,159	(35,986)
Cash and cash equivalents at beginning of year	25,635	61,621
Cash and Cash Equivalents at End of Year	$31,794	$25,635

Supplemental disclosures of cash flow information:
Interest paid	$1,010	$1,560
Taxes paid	50	66
Supplemental schedule of non-cash investing activities:
Change in unrealized (losses) gains on available-for-sale securities	$(3,312)	$106
Real estate acquired by foreclosure	599	—
Other real estate transferred from loans	—	1,461
Net contribution from shareholder recognized in additional paid-in capital for Santa Lucia merger, as adjusted	—	1,130
Loans transferred from held for investment to held for sale	9,259	4,583
Supplemental schedule of non-cash financing activities:
Cancellation of warrants accounted for as liabilities	—	(5,116)

The accompanying notes are an integral part of these consolidated financial statements.

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The financial statements include the accounts of Mission Community Bancorp (“Bancorp”) and its subsidiaries, Mission Community Bank (“the Bank”) and Mission Asset Management, Inc. (“MAM”), and the Bank’s former subsidiary, Mission Community Development Corporation (“MCDC”), collectively referred to herein as “the Company.”  All significant intercompany transactions have been eliminated.  The accounting and reporting policies of Mission Community Bancorp and Subsidiaries conform to accounting principles generally accepted in the United States of America and prevailing practices within the banking industry.

Subsequent Events

Subsequent events have been evaluated for potential recognition and disclosure through February 27, 2014, the date the financial statements were available to be issued.

Reclassifications

Certain reclassifications have been made to the prior year’s balances to conform to classifications used in 2013, with no impact to net income or shareholders’ equity.

Nature of Operations

Mission Community Bancorp

Bancorp is a California corporation registered as a bank holding company under the Bank Holding Company Act, with no significant operations other than its investment in all of the outstanding common stock of the Bank and MAM.  Bancorp’s principal source of income is earnings from the Bank.

Mission Community Bank

The Bank has been organized as a single reporting segment and operates five branches in the Central Coast area of California (in the cities of San Luis Obispo, Paso Robles, Atascadero, Arroyo Grande and Santa Maria).  In addition, the Bank operates two loan production offices: one in San Luis Obispo, with a focus on government-guaranteed lending (primarily Small Business Administration [“SBA”] and U.S. Department of Agriculture [“USDA”]) and other specialty lending areas; and one in Oxnard, California: a Food and Agriculture Division.

The Bank’s primary source of revenue is providing real estate, commercial (including SBA-guaranteed loans) and agricultural loans to customers, who are predominately small and middle-market businesses and individuals.

The Bank’s deposits are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to applicable legal limits.

Mission Asset Management, Inc.

MAM was established to facilitate the orderly sale or resolution of certain foreclosed real estate and lower-quality loans.  To that end, in 2010 the Bank reclassified $22.4 million of lower-quality loans (including $10.3 million of nonaccrual loans) to “held for sale,” writing down the value of those loans to $16.9 million through charge-offs to the allowance for loan and lease losses.  Those loans, along with $1.0 million of other real estate, were sold from the Bank to MAM at the aggregate $17.9 million fair value.  On the consolidated balance sheets of Bancorp, these assets have been included in loans held for sale and other real estate owned.  In 2012 an additional $4.6 million of loans were sold from the Bank to MAM.  During February, 2014, MAM was dissolved and its remaining assets and liabilities, which were not significant at that time, reverted to Bancorp.

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Mission Community Development Corporation

MCDC was a community development corporation that serviced loans for small businesses and projects in low- to moderate-income areas.  The Board of Directors of MCDC consisted of certain members of the Board of Directors of the Company. Operations of MCDC were not material for the years ended December 31, 2013 or 2012, and MCDC was dissolved in 2013.

Segment Information

Management and the Board of Directors evaluate and manage the operations and financial performance on a Company-wide basis.  Accordingly, all financial services operations are considered by management to be a single operating segment.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.  Material estimates particularly susceptible to change in the near term relate to the allowance for loan and lease losses, estimated cash flows on acquired loans and the valuation allowance for deferred tax assets.

Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash, amounts due from other banks and federal funds sold.  Generally, federal funds are sold for one-day periods.

Cash and Due From Banks

Banking regulations require that all banks maintain a percentage of their deposits as reserves in cash or on deposit with the Federal Reserve Bank of San Francisco (“FRB”).  The Bank was in compliance with this requirement, with the minimum being $598,000 as of December 31, 2013 and $562,000 as of December 31, 2012.

The Company maintains amounts due from other banks which may, from time to time, exceed federally insured limits.  The Company has not experienced any losses in such accounts and as of December 31, 2013, none of these accounts exceeded the $250,000 FDIC insurance limit.

Investment Securities

Securities for which the Company has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts.

Investments classified as neither trading securities nor as held-to-maturity securities are classified as available-for-sale securities and recorded at fair value.  Unrealized gains or losses on available-for-sale securities are excluded from net income and reported as a separate component of other comprehensive income (loss), which is included in shareholders’ equity.  Interest income is recognized when earned and premiums or discounts are amortized or accreted into income using the interest method.  Realized gains or losses on sales of securities are recorded using the specific identification method.  None of the Company’s investment securities were classified as either held-to-maturity or trading as of December 31, 2013 or 2012.

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

An investment security is impaired when its amortized cost is greater than its fair value.  Investment securities that are impaired are evaluated on at least a quarterly basis and more frequently when economic or market conditions warrant such an evaluation to determine whether such a decline in their fair value is “other than temporary.”  Management utilizes criteria such as the magnitude and duration of the decline and the intent and ability of the Company to retain its investment in the securities for a period of time sufficient to allow for an anticipated recovery in fair value, in addition to the reasons underlying the decline, to determine whether the loss in value is other than temporary.  The term “other than temporary” is not intended to indicate that the decline is permanent, but indicates that the prospects for a near-term recovery of value is not necessarily favorable, or that there is a lack of evidence to support a realizable value equal to or greater than the carrying value of the investment.  Once a decline in value is determined to be other than temporary, and management does not intend to sell the security or it is more likely than not that the Bank will not be required to sell the security before recovery, only the portion of the impairment loss representing credit exposure is recognized as a charge to earnings, with the balance recognized as a charge to other comprehensive income (loss).  If management intends to sell the security or it is more likely than not that the Bank will be required to sell the security before recovering its forecasted cost, the entire impairment loss is recognized as a charge to earnings.

Loans

Loans that are not classified as held for sale are reported at the principal amount outstanding, less deferred fees, costs, premiums and discounts.  Substantially all loan origination fees, commitment fees, direct loan origination costs and purchased premiums and discounts on loans are deferred and recognized as an adjustment of yield to be amortized to interest income over the contractual term of the loan.  The unamortized balance of deferred fees and costs is reported as a component of net loans.

The Company may acquire loans through a business combination or a purchase for which differences may exist between the contractual cash flows and the cash flows expected to be collected due, at least in part, to credit quality.  Loans are evaluated individually to determine if there is credit deterioration since origination.  Such loans may then be aggregated and accounted for as a pool of loans based on common characteristics.  When the Company acquires such loans, the yield that may be accreted (accretable yield) is limited to the excess of the Company’s estimate of undiscounted cash flows expected to be collected over the Company’s initial investment in the loan.  The excess of contractual cash flows over the cash flows expected to be collected may not be recognized as an adjustment to yield, loss, or a valuation allowance.  Subsequent increases in cash flows expected to be collected generally are recognized prospectively through adjustment of the loan’s yield over its remaining life.  Decreases in cash flows expected to be collected are recognized as an impairment.  The Company may not “carry over” or create a valuation allowance in the initial accounting for loans acquired under these circumstances.  See Note D.

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Loans for which the accrual of interest has been discontinued are designated as non-accrual loans.  Loans are classified as non-accrual when principal or interest is past due 90 days or more based on the contractual terms of the loan or when, in the opinion of management, there exists a reasonable doubt as to the full and timely collection of either principal or interest, unless the loan is well secured and in the process of collection.  Income on such loans is recognized only to the extent that cash is received and where the future collection of principal is probable.  Payments received are applied to reduce principal to the extent necessary to ensure collection.  Accrual of interest is resumed only when principal and interest are brought fully current and when such loans are considered to be collectible as to both principal and interest.

The Company considers a loan to be impaired when it is probable that the Company will be unable to collect all amounts due (principal and interest) according to the contractual terms of the loan agreement.  Loans for which the terms have been modified, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings. These restructured ‘workout’ loans typically present an elevated level of credit risk, as the borrowers are not able to perform according to the original contractual terms.  Both non-accrual loans and troubled debt restructurings are generally considered to be impaired.  Impairment is measured based on the expected future cash flows of an impaired loan, which are to be discounted at the loan’s effective interest rate, or measured by reference to an observable market value, if one exists, or the fair value of the collateral for a collateral-dependent loan.  A loan is collateral dependent if the repayment of the loan is expected to be provided solely by the underlying collateral.  The Company selects the measurement method on a loan-by-loan basis except that collateral-dependent loans for which foreclosure is probable are measured at the fair value of the collateral.  The change in the amount of impairment, including the change in the present value of impaired loans attributable to the passage of time, is reported as either an increase or decrease in the provision for loan and lease losses that otherwise would be reported.

Loans Held for Sale, Loan Sales and Servicing

Included in the portfolio are loans which are 50% to 90% guaranteed by the SBA.  SBA loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value.  The guaranteed portion of these loans may be sold, with the Company retaining the unguaranteed portion.

The Company has adopted accounting standards issued by the Financial Accounting Standards Board (“FASB”) that provide accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities.  Under these standards, after a transfer of financial assets, the Company recognizes the financial and servicing assets it controls and liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished.

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Servicing rights acquired through 1) a purchase or 2) the origination of loans which are sold or securitized with servicing rights retained are recognized as separate assets or liabilities.  Servicing assets or liabilities are recorded at the difference between the contractual servicing fees and adequate compensation for performing the servicing, and are subsequently amortized in proportion to and over the period of the related net servicing income or expense.  Servicing assets are periodically evaluated for impairment.  Fair values are estimated using discounted cash flows based on current market interest rates.  For purposes of measuring impairment, servicing assets are stratified based on note rate and term.  The amount of impairment recognized, if any, is the amount by which the servicing assets for a stratum exceed their fair value.

The Company’s investment in the loan is allocated between the retained portion of the loan, the servicing asset, and the sold portion of the loan on the date the loan is sold.  The carrying value of the retained portion of the loan is discounted based on the estimated value of a comparable non-guaranteed loan.  The servicing asset is recognized at fair value and amortized over the estimated life of the related loan.  Significant future prepayments of these loans will result in the recognition of additional amortization of related servicing assets.

At December 31, 2013 and 2012 the Company was servicing $26.5 million and $27.1 million, respectively, in loans previously sold or participated.  The Company has recorded servicing assets related to these sold loans of $83,000 and $59,000 at December 31, 2013 and 2012, respectively.  In calculating the gain on sale of SBA loans and the related servicing asset, the Company used the following assumptions for sales recorded in 2013:

	Weighted Average	Lowest	Highest
Discount Rate	5.12%	4.75%	6.25%
Estimated Life	117 months	48 months	120 months

These assumptions are significant determinants on the value ascribed to the servicing asset.  Following is a summary of the changes in the balance of the SBA loan servicing asset for 2013 and 2012:

(in thousands)	2013	2012

Balance at Beginning of Year	$59	$111
Additions to the Asset	65	5
Less amortization	(41)	(57)
Balance at End of Year	$83	$59

The estimated fair value of the servicing assets approximated the carrying amount at December 31, 2013 and 2012.  These assets are included in accrued interest and other assets in the consolidated balance sheets.  Amortization of these assets is netted against loan servicing fees in the consolidated statements of operations.

All loans held by the Company’s MAM subsidiary are classified as held for sale and are carried at the lower of cost or fair value.  Those loans are valued by assessing the probability of borrower default using historical payment performance and available cash flows to the borrower.  The projected amount and timing of cash flows expected to be received, including collateral liquidation if repayment weaknesses exist, is then discounted using an effective market rate to determine the fair value as of the reporting date.

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Allowance for Loan and Lease Losses

The allowance for loan and lease losses is an estimate of credit losses inherent in the Company’s loan portfolio that have been incurred as of the balance-sheet date.  The allowance is established through a provision for loan and lease losses, which is charged to expense.  Adjustments to the allowance are expected to maintain the adequacy of the total allowance after credit losses and loan growth.  Credit exposures determined to be uncollectible are charged against the allowance.  Cash received on previously charged off amounts is recorded as a recovery to the allowance.  The overall allowance consists of two primary components, specific reserves related to impaired loans and general reserves for inherent losses related to loans that are collectively evaluated for impairment.

The determination of the general reserve for loans that are collectively evaluated for impairment is based on estimates made by management to include, among other factors, consideration of historical losses by portfolio segment, internal asset classifications, and qualitative factors such as economic trends in the Company’s service areas, industry experience and trends, geographic concentrations, estimated collateral values, the Company’s underwriting policies, the character of the loan portfolio, and probable losses inherent in the portfolio taken as a whole.

The Company maintains a separate allowance for each portfolio segment (loan type).  These portfolio segments include commercial and industrial (including agricultural production loans), real estate construction (including land and development loans), real estate mortgage (including owner-occupied and non-owner-occupied commercial real estate, residential real estate and other real estate loans) and all other loans (including consumer loans and lease financing).  The allowance for loan and lease losses attributable to each portfolio segment, which includes both impaired loans and loans that are not impaired, are combined to determine the Company’s overall allowance, which is included on the consolidated balance sheets.

The Company assigns a risk rating to all loans except pools of homogeneous loans and those risk ratings are continuously reviewed and updated by management at least quarterly or as conditions dictate.  These risk ratings are also subject to semi-annual examination by independent specialists engaged by the Company and also by its regulators.  During its internal reviews, management monitors and analyzes the financial condition of borrowers and guarantors, trends in the industries in which borrowers operate and the fair values of collateral securing these loans.  These credit quality indicators are used to assign a risk rating to each individual loan.  The risk ratings can be grouped into five major categories, defined as follows:

Pass — A pass loan meets all of the Company’s underwriting criteria and provides adequate protection for the Bank through the paying capacity of the borrower and/or the value and marketability of the collateral.

Special Mention — A special mention loan has potential weaknesses that deserve management’s close attention.  If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or in the Company’s credit position at some future date.  Special Mention loans are not adversely classified and do not expose the Company to sufficient risk to warrant adverse classification.

Substandard — A substandard loan is not adequately protected by the current sound worth and paying capacity of the borrower or the value of the collateral pledged, if any.  Loans classified as substandard have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt.  They are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected.  Substandard loans have a high probability of payment default, or they have other well defined weaknesses, and are generally characterized by current or expected unprofitable operations, inadequate debt service coverage, inadequate liquidity, or marginal capitalization.

Doubtful — Loans classified doubtful have all the weaknesses inherent in those classified as substandard with the added characteristic that the weaknesses make collection or liquidation in full highly questionable and improbable, based on currently existing facts, conditions and values.

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Loss — Loans classified as loss are considered uncollectible and are of such little value that their continuance as bankable assets is not warranted.  This classification does not mean that the loan has absolutely no recovery or salvage value, but rather it is not practical or desirable to defer writing off this basically worthless asset even though partial recovery may be received in the future.  Loans classified as loss are charged off immediately.

The general reserve component of the allowance for loan and lease losses also consists of reserve factors that are based on management’s assessment of the following for each portfolio segment: (1) inherent credit risk, (2) historical losses and (3) other qualitative factors.  These reserve factors are inherently subjective and are driven by the repayment risk associated with each portfolio segment described below.

Construction and land development loans — Construction and land development loans generally possess a higher inherent risk of loss than other real estate portfolio segments.  A major risk arises from the necessity to complete projects within specified cost and time lines.  Trends in the construction industry significantly impact the credit quality of these loans, as demand drives construction activity.  In addition, trends in real estate values significantly impact the credit quality of these loans, as property values determine the economic viability of construction projects.

Commercial real estate mortgage loans — Commercial real estate (“CRE”) mortgage loans generally possess a higher inherent risk of loss than other real estate portfolio segments, except land and construction loans.  Adverse economic developments or an overbuilt market impact commercial real estate projects and may result in troubled loans.  Trends in vacancy rates of commercial properties impact the credit quality of these loans.  High vacancy rates reduce operating revenues and the ability for properties to produce sufficient cash flow to service debt obligations.  Owner-occupied CRE loans are generally considered to be less susceptible to these risks than non-owner-occupied CRE loans because the lender is relying on the operations of the business occupying the property, rather than rental income, to support debt service.  In this respect, owner-occupied CRE loans have risks similar to commercial and industrial loans, but with commercial real estate as collateral.

Single family residential real estate loans and home equity lines of credit — The degree of risk in residential real estate lending depends primarily on the loan amount in relation to collateral value, the interest rate and the borrower’s ability to repay in an orderly fashion.  These loans generally possess a lower inherent risk of loss than other real estate portfolio segments.  Economic trends determined by unemployment rates and other key economic indicators are closely correlated to the credit quality of these loans.  Weak economic trends indicate that the borrowers’ capacity to repay their obligations may be deteriorating.

Commercial and industrial loans — Commercial and industrial loans generally possess a lower inherent risk of loss than real estate portfolio segments because these loans are generally underwritten to existing cash flows of operating businesses.  Debt coverage is provided by business cash flows and economic trends influenced by unemployment rates and other key economic indicators are closely correlated to the credit quality of these loans.

Agricultural land and production loans — Loans secured by crop production and livestock are especially vulnerable to two risk factors that are largely outside the control of the Bank and borrowers: commodity prices and weather conditions.

Consumer and installment loans — An installment loan portfolio is usually comprised of a large number of small loans scheduled to be amortized over a specific period.  Most installment loans are made directly for consumer purchases, but business loans granted for the purchase of heavy equipment or industrial vehicles may also be included.  Economic trends determined by unemployment rates and other key economic indicators are closely correlated to the credit quality of these loans.  Weak economic trends indicate that the borrowers’ capacity to repay their obligations may be deteriorating.  Also included in consumer loans are credit card receivables, which generally have a higher rate of default than all other portfolio segments and are also impacted by weak economic conditions and trends.

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Although management believes the allowance to be adequate, ultimate losses may vary from its estimates.  At least quarterly, the Board of Directors reviews the adequacy of the allowance, including consideration of the relative risks in the portfolio, current economic conditions and other factors.  If the Board of Directors and management determine that changes are warranted based on those reviews, the allowance is adjusted.  In addition, the Bank’s primary regulators, the California Department of Business Oversight and the Federal Reserve Bank, review the adequacy of the allowance as an integral part of their examination process.  These regulatory agencies may require additions to the allowance based on their judgment about information available at the time of their examinations.

Allowance for Credit Losses on Off-Balance-Sheet Credit Exposures

The Bank also maintains a separate allowance for off-balance-sheet commitments.  Management estimates anticipated losses using historical data and utilization assumptions.  The allowance for off-balance-sheet commitments is included in accrued interest payable and other liabilities on the consolidated balance sheets.

Federal Home Loan Bank (“FHLB”) and Federal Reserve Bank Stock and Other Investments

The Bank is a member of the Federal Home Loan Bank system and the Federal Reserve Bank of San Francisco.  FHLB members are required to own a certain amount of FHLB stock based on the level of borrowings and other factors, and may invest additional amounts.  FRB members are required to own a certain amount of FRB stock based on primarily on the Bank’s equity capital.  Investments in FHLB and FRB stock are carried at cost, classified as a restricted security, and periodically evaluated for impairment based on the ultimate recovery of par value. Both cash and stock dividends are reported as income.

In 2012 the Bank entered into an investment in a Delaware limited partnership, MIMS-1, L.P. (“MIMS-1”), which was organized for the primary purpose of investing, reinvesting, and trading in private label and agency mortgage-backed and asset-backed securities.  The investment objective of MIMS-1 is to seek a high total return, consisting of both current income and capital gains.  The Bank became a limited partner of MIMS-1 on September 1, 2012, with an initial investment of $3,000,000, which is carried using the equity method of accounting.  The partnership is currently scheduled to be dissolved on July 31, 2014.  As of December 31, 2013, the Bank’s investment in MIMS-1 totaled $3,313,000, which represents a 9.9% ownership interest of MIMS-1.  During February, 2014, the Bank requested redemption of its interest in MIMS.  That redemption is expected to occur on February 28, 2014.

Premises and Equipment

Land is carried at cost.  Premises and equipment are carried at cost less accumulated depreciation and amortization.  Depreciation is computed using the straight-line method over the estimated useful lives, which range from three to ten years for furniture and fixtures and up to forty years for buildings.  Buildings acquired in 2011 in connection with the Santa Lucia Bank merger are being depreciated over an estimated remaining life of 25 years.  Leasehold improvements are amortized using the straight-line method over the estimated useful lives of the improvements or the remaining lease term, whichever is shorter.  Expenditures for betterments or major repairs are capitalized and those for ordinary repairs and maintenance are charged to operations as incurred.

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — Continued

Other Real Estate Owned

Real estate acquired by foreclosure or deed in lieu of foreclosure is recorded at fair value on the date of foreclosure, less estimated costs to sell, establishing a new cost basis by a charge to the allowance for loan and lease losses, if necessary.  Other real estate owned is carried at the lower of the Company’s cost basis or fair value, less estimated costs to sell.  Fair value is based on current appraisals, adjusted for estimated selling costs and as additional information becomes available or as events warrant.  Any subsequent write-downs are charged against non-interest income and may be recognized as a valuation allowance.  Operating expenses of such properties, net of related income, are included in non-interest expenses.  Gains and losses on disposition of other real estate are included in non-interest income.  Other real estate held by the Company at December 31, 2013 and 2012, totaled $536,000 and $818,000, respectively, and was recorded net of $28,000 and $490,000 in valuation adjustments, respectively.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales when control over the assets has been surrendered.  Control over transferred assets is deemed to be surrendered when the assets have been isolated from the Company, the transferee obtains the right to pledge or exchange the transferred assets (free of conditions that constrain it from taking advantage of that right), and the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Company-Owned Life Insurance

Company-owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or amounts due that are probable at settlement.

Core Deposit Intangible Asset

Core deposit intangibles (the portion of an acquisition purchase price that represents value assigned to the existing deposit base) have finite lives and are amortized using the straight-line method over eight years.

Advertising

Advertising costs are expensed as incurred.

Income Taxes

Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled.  As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.  To the extent that evidence indicates deferred tax assets might not be realizable, through probable future taxable income or carry-backs to prior years, a deferred tax valuation allowance is provided.

The Company has adopted guidance issued by the FASB that clarifies the accounting for uncertainty in tax positions taken or expected to be taken on a tax return and provides that the tax effects from an uncertain tax position can be recognized in the financial statements only if, based on its merits, the position is more likely than not to be sustained on audit by the taxing authorities.  Any interest and penalties related to uncertain tax positions would be recorded as part of income tax expense.  No such interest or penalties were incurred in 2013 or 2012.

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — Continued

Comprehensive Income (Loss)

Changes in unrealized gain or loss on available-for-sale securities is the only component of accumulated other comprehensive income (loss) for the Company.

Financial Instruments

In the ordinary course of business, the Company has entered into off-balance sheet financial instruments consisting of commitments to extend credit, commercial letters of credit and standby letters of credit.  Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

Earnings Per Share (“EPS”)

Basic EPS is computed by dividing income attributable to common shareholders by the weighted-average number of common shares outstanding for the period.  Dividends on, and accretion of the liquidation value of, preferred stock are adjustments to net income to arrive at net income attributable to common shareholders.  Diluted EPS reflects the potential dilution that could occur if options or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company.  The treasury stock method has been applied to determine the dilutive effect of stock options in computing diluted EPS.

The Company’s earnings per share are calculated on the two-class method, whereby earnings are attributed to the common and preferred shares as if all income is distributed to the common and preferred shareholders.  No losses are attributed to the preferred stock.

Stock-Based Compensation

The expense of equity-based compensation arrangements, including employee stock options, is recognized based on the grant-date fair value of those awards, over the period which an employee is required to provide services in exchange for the award, generally the vesting period.  The fair value of each grant is estimated using the Black-Scholes option pricing model.

Fair Value Measurement

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Current accounting guidance establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.  The guidance describes three levels of inputs that may be used to measure fair value:

Level 1:                Quoted prices in active markets for identical assets or liabilities in active markets that the Company has the ability to access as of the measurement date.

Level 2:                Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active and model-based valuation techniques for which all significant assumptions are observable or can be corroborated by observable market data.

Level 3:                Model based techniques that use significant assumptions not observable in the market. These unobservable assumptions reflect the Company’s estimate of assumptions that market participants would use on pricing the asset or liability. Valuation techniques include management judgment and estimation which may be significant.

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — Continued

See Note S for more information and disclosures relating to the Company’s fair value measurements.

Adoption of New Accounting Standards

Offsetting Assets and Liabilities

In January 2013, the FASB issued guidance within ASU 2013-01, “Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities.”  The amendments in ASU 2013-01 to Topic 210, Balance Sheet, clarify that the scope of ASU 2011-11 “Disclosures about Offsetting Assets and Liabilities,” would apply to derivatives including bifurcated embedded derivatives, repurchase agreements and reverse agreements, and securities borrowing and securities lending transactions that are either offset or subject to a master netting arrangement.  The amendments are effective for fiscal years beginning on or after January 1, 2013, and interim periods within those annual periods.  The adoption of this guidance did not have a material impact on the Company’s consolidated statement of operations, its consolidated balance sheet, or its consolidated statement of cash flows.

Reclassifications Out of Accumulated Other Comprehensive Income

In February 2013, the FASB issued guidance within ASU 2013-02, “Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income.”  The amendments in ASU 2013-02 to Topic 220, Comprehensive Income, update, supersede and replace the presentation requirements for reclassifications out of accumulated other comprehensive income in ASU 2011-05 and 2011-12.  The amendments require an entity to provide additional information about reclassifications out of accumulated other comprehensive income.  The amendments are effective prospectively for reporting periods beginning after December 15, 2012.  Early adoption is permitted.  The adoption of this guidance did not have a material impact on the Company’s consolidated statement of operations, its consolidated balance sheet, or its consolidated statement of cash flows and only impacts the presentation of other comprehensive income in the consolidated financial statements.

NOTE B - INVESTMENT SECURITIES

Investment securities have been classified in the consolidated balance sheets as available for sale.  The amortized cost of securities and their approximate fair values at December 31, 2013 and 2012, were as follows:

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
(in thousands)	Cost	Gains	Losses	Value
Securities Available-for-Sale:

December 31, 2013:
U.S. Government agencies	$5,088	$5	$(252)	$4,841
Residential mortgage-backed securities	37,120	145	(727)	36,538
Municipal securities	14,936	58	(139)	14,855
Corporate debt securities	3,250	6	(6)	3,250
Asset-backed securities	18,884	3	(604)	18,283
	$79,278	$217	$(1,728)	$77,767

December 31, 2012:
U.S. Government agencies	$30,007	$589	$(7)	$30,589
Residential mortgage-backed securities	60,550	1,159	(49)	61,660
Municipal securities	19,247	132	(106)	19,273
Corporate debt securities	3,015	2	(21)	2,996
Asset-backed securities	13,202	112	(10)	13,304
	$126,021	$1,994	$(193)	$127,822

The scheduled maturities of investment securities at December 31, 2013, were as follows.  Actual maturities may differ from contractual maturities because some investment securities may allow the right to call or prepay the obligation with or without call or prepayment penalties.

	Available-for-Sale Securities
	Amortized	Fair
(in thousands)	Cost	Value

Within one year	$1,331	$1,335
Due in one year to five years	8,864	8,862
Due in five years to ten years	21,941	21,721
Due in greater than ten years	47,142	45,849
	$79,278	$77,767

NOTE B - INVESTMENT SECURITIES — Continued

Included in accumulated other comprehensive income at December 31, 2013 and 2012 were net unrealized (losses) gains on investment securities available-for-sale of $(1,511,000) and $1,801,000, respectively.  No deduction was made for income taxes on net unrealized gains as of December 31, 2013 or 2012.  During 2013 the Bank sold $92,053,000 of investment securities for gross gains of $377,000 and gross losses of $(2,290,000).  During 2012 the Bank sold $63,058,000 of investment securities for gross gains of $1,118,000 and gross losses of $(2,000).

Investment securities in a temporary unrealized loss position as of December 31, 2013 and 2012 are shown in the following table, based on the length of time they have been continuously in an unrealized loss position:

	Less than 12 Months		12 Months or Longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
(in thousands)	Value	Losses	Value	Losses	Value	Losses
December 31, 2013:
U.S. Government agencies	$4,605	$252	$—	$—	$4,605	$252
Residential mortgage-backed securities	31,556	727	—	—	31,556	727
Municipal securities	4,341	82	4,988	57	9,329	139
Corporate debt securities	1,244	6	—	—	1,244	6
Asset-backed securities	15,604	604	—	—	15,604	604
	$57,350	$1,671	$4,988	$57	$62,338	$1,728

December 31, 2012:
U.S. Government agencies	$3,005	$7	$—	$—	$3,005	$7
Residential mortgage-backed securities	7,605	49	—	—	7,605	49
Municipal securities	12,168	106	—	—	12,168	106
Corporate debt securities	1,979	21	—	—	1,979	21
Asset-backed securities	3,174	10	—	—	3,174	10
	$27,931	$193	$—	$—	$27,931	$193

As of December 31, 2013, the Company held 40 securities that had been in an unrealized loss position for less than 12 months and 13 securities that have been in an unrealized loss position for 12 months or longer.  The unrealized losses relate principally to changes in market interest rate conditions.  None of the Bank’s securities has exhibited a decline in value as a result of changes in credit risk and all continue to pay as scheduled.  When analyzing the issuer’s financial condition, management considers the length of time and extent to which the market value has been less than cost; the historical and implied volatility of the security; the financial condition of the issuer of the security; and the Bank’s intent and ability to hold the security to recovery.  As of December 31, 2013, management does not have the intent to sell these securities nor does it believe it is more likely than not that it will be required to sell these securities before maturity or the recovery of amortized cost basis.  Based on the Bank’s evaluation of the above and other relevant factors, the Bank does not believe the securities that are in an unrealized loss position as of December 31, 2013 are other than temporarily impaired.

Investments securities carried at $11,272,000 and $10,505,000 as of December 31, 2013 and 2012, respectively, were pledged to secure public deposits, as required by law.  Securities carried at $15,153,000 as of December 31, 2012, were pledged to secure potential borrowings from the Federal Home Loan Bank of San Francisco, as described in Note G.  No securities were pledged to the FHLB as of December 31, 2013.  Securities carried at $4,259,000 and $2,012,000 as of December 31, 2013 and 2012, respectively, were pledged to secure potential intra-day overdrafts at the FRB.  In addition, a security carried at $651,000 is pledged to secure a letter of credit provided by an unaffiliated bank for the benefit of one of the Bank’s customers.

NOTE C — LOANS

The Bank’s loan portfolio consists primarily of loans to borrowers within the Central Coast area of California.  Although the Bank seeks to avoid concentrations of loans to a single industry or based upon a single class of collateral, real estate and real estate associated businesses are among the principal industries in the Bank’s market area and, as a result, the Bank’s loan and collateral portfolios are concentrated in those industries and in that geographic area.  As of December 31, 2013, 61% of the loan portfolio (64% as of December 31, 2012) was secured by commercial real estate (including construction and land development loans as well as loans secured by non-farm, non-residential and multi-family residential properties).  Under guidelines for commercial real estate (“CRE”) lending issued by the bank regulatory agencies in 2006, which generally excludes owner-occupied properties from the definition of commercial real estate, CRE loans represented 38% of the loan portfolio as of December 31, 2013, and 35% as of December 31, 2012.

Included in total loans are deferred loan origination costs (net of deferred loan origination fees) of $453,000 and $(66,000) at December 31, 2013 and 2012, respectively.  As of December 31, 2013 and 2012, loans totaling $253,429,000 and $218,802,000, respectively, were pledged to secure potential borrowings from the Federal Home Loan Bank of San Francisco and the Federal Reserve Bank of San Francisco, as described in Note G.

NOTE D — CREDIT QUALITY AND THE ALLOWANCE FOR LOAN AND LEASE LOSSES

An allowance for loan and lease losses is provided for loans held for investment (i.e., not held for sale), as more fully described in Note A.  Loans held for sale are carried on the consolidated balance sheets at the lower of cost or fair value, therefore no related allowance for loan losses is provided.  Following is a summary of the changes in the Bank’s allowance for loan and lease losses for the years ended December 31:

(in thousands)	2013	2012

Balance at Beginning of Year	$4,242	$3,326
Provision for Loan and Lease Losses Charged to Expense	310	975
Loans Charged Off	(425)	(418)
Recoveries on Loans Previously Charged Off	256	359
Balance at End of Year	$4,383	$4,242

NOTE D — CREDIT QUALITY AND THE ALLOWANCE FOR LOAN AND LEASE LOSSES - Continued

Changes in the allowance for loan and lease losses for the years ended December 31, 2013 and 2012, are shown below disaggregated by portfolio segment:

(in thousands)	Balance at Beginning of Year	Provision for Loan Losses Charged (Credited) to Expense	Less Loans Charged Off	Plus Recoveries on Loans Previously Charged Off:	Balance at End of Year
Loan Portfolio Segment	Year Ended December 31, 2013
Construction and land development	$321	$94	$—	$90	$505
Commercial real estate - owner-occupied	463	30	—	12	505
Commercial real estate - non-owner-occupied	730	(19)	—	—	711
Residential real estate	906	(35)	(117)	48	802
All other real estate loans	35	65	—	—	100
Commercial and industrial loans	1,735	(149)	(246)	103	1,443
Consumer and all other loans and lease financing	51	164	(62)	3	156
Unallocated	1	160	—	—	161
Totals	$4,242	$310	$(425)	$256	$4,383

	Year Ended December 31, 2012
Construction and land development	$158	$163	$—	$—	$321
Commercial real estate - owner-occupied	252	181	—	30	463
Commercial real estate - non-owner-occupied	676	54	—	—	730
Residential real estate	640	483	(223)	6	906
All other real estate loans	4	31	—	—	35
Commercial and industrial loans	1,362	323	(150)	200	1,735
Consumer and all other loans and lease financing	124	(151)	(45)	123	51
Unallocated	110	(109)	—	—	1
Totals	$3,326	$975	$(418)	$359	$4,242

NOTE D — CREDIT QUALITY AND THE ALLOWANCE FOR LOAN AND LEASE LOSSES - Continued

The following table shows the Bank’s loan portfolio (excluding loans held for sale) allocated by management’s internal risk ratings as of the dates indicated:

	Risk Ratings
		Special			Total
(in thousands)	Pass	Mention	Substandard	Doubtful	Loans
As of December 31, 2013:
Construction and land development	$13,049	$1,454	$680	$—	$15,183
Commercial real estate - owner-occupied	62,697	—	4,685	—	67,382
Commercial real estate - non-owner-occupied	76,646	—	1,198	—	77,844
Residential real estate	42,733	—	98	180	43,011
All other real estate	17,907	—	2,111	—	20,018
Commercial and industrial	54,053	293	3,816	—	58,162
Consumer and all other loans and lease financing	9,082	—	—	—	9,082
Total Loans	$276,167	$1,747	$12,588	$180	$290,682

As of December 31, 2012:
Construction and land development	$11,440	$—	$555	$—	$11,995
Commercial real estate - owner-occupied	65,132	—	5,896	—	71,028
Commercial real estate - non-owner-occupied	66,799	1,396	1,166	—	69,361
Residential real estate	28,588	—	2,268	185	31,041
All other real estate	8,319	—	29	—	8,348
Commercial and industrial	44,921	161	4,272	—	49,354
Consumer and all other loans and lease financing	2,614	—	—	—	2,614
Total Loans	$227,813	$1,557	$14,186	$185	$243,741

As of December 31, 2013 and 2012, loans held for sale totaled $2,022,000 and $1,548,000, respectively.  Loans held for sale as of December 31, 2013 and 2012, included $598,000 and $785,000, respectively, of impaired loans.

NOTE D — CREDIT QUALITY AND THE ALLOWANCE FOR LOAN AND LEASE LOSSES - Continued

The following table shows information related to loans held for investment and the allowance for loan and lease losses as of and for the years ended December 31, 2013 and 2012:

	Construction	Commercial Real Estate					Consumer and All Other
(in thousands)	and Land Development	Owner- Occupied	Non-Owner- Occupied	Residential Real Estate	All Other Real Estate	Commercial and Industrial	Loans and Leases	Unallocated	Total Loans

Loans Held for Investment as of December 31, 2013:
Recorded Investment:
Impaired Loans With an Allowance Recorded	$163	$322	$998	$180	$15	$650	$—		$2,328
Impaired Loans With No Allowance Recorded	65	2,606	149	699	2,095	2,414	—		8,028
Total Loans Individually Evaluated For Impairment	228	2,928	1,147	879	2,110	3,064	—		10,356
Loans Collectively Evaluated For Impairment	12,957	52,898	65,112	40,164	17,908	54,623	8,909		252,571
Loans Acquired With Deteriorated Credit Quality	1,998	11,556	11,585	1,968	—	475	173		27,755
Total Loans Held for Investment	$15,183	$67,382	$77,844	$43,011	$20,018	$58,162	$9,082		$290,682
Unpaid Principal Balance:
Impaired Loans With An Allowance Recorded	$182	$356	$1,067	$197	$19	$758	$—		$2,579
Impaired Loans With No Allowance Recorded	117	3,077	171	699	2,095	2,335	—		8,494
Total Loans Individually Evaluated For Impairment	299	3,433	1,238	896	2,114	3,093	—		11,073
Loans Collectively Evaluated For Impairment	12,957	52,898	65,112	40,164	17,908	54,623	8,909		252,571
Loans Acquired With Deteriorated Credit Quality	2,244	13,003	12,901	2,359	—	1,467	176		32,150
Total Loans Held for Investment	$15,500	$69,334	$79,251	$43,419	$20,022	$59,183	$9,085		$295,794
Related Allowance for Loan and Lease Losses:
Impaired Loans With An Allowance Recorded	$90	$16	$61	$122	$2	$123	$—		$414
Impaired Loans With No Allowance Recorded	—	—	—	—	—	—	—		—
Total Loans Individually Evaluated For Impairment	90	16	61	122	2	123	—		414
Loans Collectively Evaluated For Impairment	415	489	650	680	98	1,320	156	$161	3,969
Loans Acquired With Deteriorated Credit Quality	—	—	—	—	—	—	—	—	—
Total Loans Held for Investment	$505	$505	$711	$802	$100	$1,443	$156	$161	$4,383

For the Year Ended December 31, 2013:
Average Recorded Investment in Impaired Loans:
Impaired Loans With An Allowance Recorded	$294	$950	$717	$887	$22	$1,350	$—		$4,220
Impaired Loans With No Allowance Recorded	—	1,477	—	57	—	1,043	—		2,577
Total Loans Individually Evaluated For Impairment	$294	$2,427	$717	$944	$22	$2,393	$—		$6,797
Interest Income Recognized on Impaired Loans:
Impaired Loans With An Allowance Recorded	$—	$—	$—	$39	$—	$—	$—		$39
Impaired Loans With No Allowance Recorded	—	1	—	—	—	—	—		1
Total Loans Individually Evaluated For Impairment	$—	$1	$—	$39	$—	$—	$—		$40

Loans Held for Investment as of December 31, 2012:
Recorded Investment:
Impaired Loans With an Allowance Recorded	$385	$686	$749	$894	$29	$1,354	$—		$4,097
Impaired Loans With No Allowance Recorded	170	1,599	—	—	—	1,298	—		3,067
Total Loans Individually Evaluated For Impairment	555	2,285	749	894	29	2,652	—		7,164
Loans Collectively Evaluated For Impairment	8,985	51,837	57,058	25,613	8,319	45,735	2,435		199,982
Loans Acquired With Deteriorated Credit Quality	2,455	16,906	11,554	4,534	—	967	179		36,595
Total Loans Held for Investment	$11,995	$71,028	$69,361	$31,041	$8,348	$49,354	$2,614		$243,741
Unpaid Principal Balance:
Impaired Loans With An Allowance Recorded	$404	$731	$763	$899	$30	$2,040	$—		$4,867
Impaired Loans With No Allowance Recorded	177	1,745	—	—	—	1,427	—		3,349
Total Loans Individually Evaluated For Impairment	581	2,476	763	899	30	3,467	—		8,216
Loans Collectively Evaluated For Impairment	8,985	51,837	57,058	25,613	8,319	45,735	2,435		199,982
Loans Acquired With Deteriorated Credit Quality	6,264	18,575	13,184	6,468	—	2,489	183		47,163
Total Loans Held for Investment	$15,830	$72,888	$71,005	$32,980	$8,349	$51,691	$2,618		$255,361
Related Allowance for Loan and Lease Losses:
Impaired Loans With An Allowance Recorded	$103	$53	$66	$324	$2	$683	$—		$1,231
Impaired Loans With No Allowance Recorded	—	—	—	—	—	—	—		—
Total Loans Individually Evaluated For Impairment	103	53	66	324	2	683	—		1,231
Loans Collectively Evaluated For Impairment	218	410	664	582	33	1,052	51	$1	3,011
Loans Acquired With Deteriorated Credit Quality	—	—	—	—	—	—	—	—	—
Total Loans Held for Investment	$321	$463	$730	$906	$35	$1,735	$51	$1	$4,242

For the Year Ended December 31, 2012:
Average Recorded Investment in Impaired Loans:
Impaired Loans With An Allowance Recorded	$198	$655	$303	$291	$6	$791	$—		$2,244
Impaired Loans With No Allowance Recorded	533	1,378	109	782	—	1,425	—		4,227
Total Loans Individually Evaluated For Impairment	$731	$2,033	$412	$1,073	$6	$2,216	$—		$6,471
Interest Income Recognized on Impaired Loans:
Impaired Loans With An Allowance Recorded	$—	$—	$—	$10	$—	$—	$—		$10
Impaired Loans With No Allowance Recorded	—	—	1	—	—	—	—		1
Total Loans Individually Evaluated For Impairment	$—	$—	$1	$10	$—	$—	$—		$11

NOTE D — CREDIT QUALITY AND THE ALLOWANCE FOR LOAN AND LEASE LOSSES - Continued

Included in impaired loans are troubled debt restructurings. A troubled debt restructuring is a formal restructure of a loan in which the Bank, for economic reasons related to the borrower’s financial difficulties, grants a concession to the borrower. Such concessions may be granted in various forms, including reduction in the standard interest rate, reduction in the loan balance or accrued interest, and extension of the maturity date.  Fourteen troubled debt restructurings totaling $2,368,000 were effected in 2013 and 13 for $2,747,000 in 2012.  No troubled debt restructurings were in accruing status and 30 or more days past due as of December 31, 2013 or 2012.  The Bank has no commitments to lend additional funds under loans classified as troubled debt restructurings as of December 31, 2013.

The following table shows an aging analysis of the loan portfolio (excluding loans held for sale) by delinquency status as of the dates indicated:

							Consumer
	Construction	Commercial Real Estate					and All Other
	and Land	Owner-	Non-Owner-	Residential	All Other	Commercial	Loans and
(in thousands)	Development	Occupied	Occupied	Real Estate	Real Estate	and Industrial	Leases	Total Loans
As of December 31, 2013:
Recorded Balance of Loans Past Due:
30-59 Days	$65	$282	$—	$—	$—	$18	$9	$374
60-89 Days	—	827	—	—	—	162	—	989
90+ Days	—	746	—	—	—	181	—	927
Total Past Due	65	1,855	—	—	—	361	9	2,290
Loans in Current Payment Status	15,118	65,527	77,844	43,011	20,018	57,801	9,073	288,392
Total Loans	$15,183	$67,382	$77,844	$43,011	$20,018	$58,162	$9,082	$290,682

Loans 90+ Days Past Due and Accruing(1)	$—	$—	$—	$—	$—	$—	$—	$—
Loans in Non-accrual Status	680	4,034	1,226	180	16	2,108	—	8,244

As of December 31, 2012:
Recorded Balance of Loans Past Due:
30-59 Days	$—	$55	$—	$325	$—	$620	$69	$1,069
60-89 Days	—	916	—	—	—	44	—	960
90+ Days	—	820	—	343	—	227	—	1,390
Total Past Due	—	1,791	—	668	—	891	69	3,419
Loans in Current Payment Status	11,995	69,237	69,361	30,373	8,348	48,463	2,545	240,322
Total Loans	$11,995	$71,028	$69,361	$31,041	$8,348	$49,354	$2,614	$243,741

Loans 90+ Days Past Due and Accruing(1)	$—	$—	$—	$—	$—	$—	$—	$—
Loans in Non-accrual Status	555	3,779	845	842	29	3,018	—	9,068

(1) Includes pooled loans acquired with deteriorated credit quality. Management evaluates estimated cash flows subsequent to acquisition. If cash flows have not decreased, the pooled acquired loans remain in performing status.

NOTE D — CREDIT QUALITY AND THE ALLOWANCE FOR LOAN AND LEASE LOSSES - Continued

Changes in the accretable discount for loans purchased with credit quality deterioration follows:

(in thousands)	2013	2012
Balance at Beginning of Year	$1,734	$3,289
Measurement Period Adustments to Santa Lucia Bank Fair Values	—	(428)
Accretion to Interest Income	(2,307)	(1,221)
Loans Reclassified to Held for Sale	—	(355)
Loans Charged Off	50	—
Transfers from Non-Accretable Discount to Accretable	2,351	449
Balance at End of Year	$1,828	$1,734

NOTE E - PREMISES AND EQUIPMENT AND OTHER REAL ESTATE OWNED

A summary of premises and equipment as of December 31 follows (in thousands):

	2013	2012

Land	$5,005	$4,986
Buildings	9,558	9,554
Leasehold Improvements	722	722
Furniture, Fixtures, and Equipment	5,050	4,967
	20,335	20,229
Accumulated Depreciation and Amortization	(5,061)	(4,098)
Net Premises and Equipment	$15,274	$16,131

The Bank has entered into operating leases for certain of its branches and operating facilities, which expire at various dates through 2024.  These leases include provisions for periodic rent increases as well as payment by the lessee of certain operating expenses.  Rental expense relating to these leases was $607,000 in 2013 and $651,000 in 2012 (including lease termination expenses of $18,000).

NOTE E - PREMISES AND EQUIPMENT AND OTHER REAL ESTATE OWNED — Continued

At December 31, 2013, the approximate future minimum annual expense under these leases for the next five years is as follows:

(in thousands)
2014	$577
2015	568
2016	568
2017	568
2018	568
Later years	3,170
$6,019

Included in the above table are obligations under a 15-year lease for an administrative office in San Luis Obispo, California.  Currently the lease provides for monthly rentals of $41,563 per month.

The minimum rental payments shown above are given for the existing lease obligations only and do not represent a forecast of future rents.  Future increases in rent are not included unless the increases are scheduled and currently determinable.

Following is a summary of the changes in the balance of other real estate owned for 2013 and 2012 (in thousands):

	2013	2012

Balance at Beginning of Year	$818	$5,220
Other Real Estate Acquired by Foreclosure	599	—
Other Real Estate Transferred from Loans	—	1,461
Additional Investments in Other Real Estate	71	—
Sales of Other Real Estate	(924)	(5,400)
Net Losses and Write-downs of Other Real Estate	(28)	(463)
Balance at End of Year	$536	$818

NOTE F - DEPOSITS

At December 31, 2013, the scheduled maturities of time deposits are as follows (in thousands):

Due in One Year	$61,272
Due in One to Two Years	13,301
Due in Two to Three Years	5,208
Due in Three to Five Years	2,872
$82,653

The Bank issued $19,094,000 of brokered deposits as of December 31, 2013, 100% of which were fully-insured reciprocal brokered deposits issued through either the Certificate of Deposit Account Registry Service (“CDARS”) program or the Insured Cash Sweep (“ICS”) program of the Promontory Interfinancial Network.

NOTE G - OTHER BORROWINGS AND POTENTIAL BORROWINGS

As of December 31, 2013, loans of approximately $253,429,000 were pledged to the FHLB to secure potential borrowings.  Utilizing that collateral, the Bank had the capability to borrow up to $108.3 million from the FHLB.  The Bank utilizes this FHLB borrowing facility from time to time as a source of off-balance-sheet liquidity.  FHLB borrowings totaling $6,000,000 were outstanding as of December 31, 2013, and are scheduled to mature as follows:

Maturity Date	Interest Rate	Amount
July 29, 2016	0.86%	$3,000,000
May 7, 2018	1.04%	3,000,000
		$6,000,000

No FHLB borrowings were outstanding as of December 31, 2012.

The Bank also has a total of $9.0 million in unsecured borrowing lines with two correspondent banks.  As of December 31, 2013, there was no balance outstanding on either of these lines.

As of December 31, 2013, the Bank also had access to the FRB’s “Discount Window,” to the extent that collateral is delivered to them, for additional secured borrowing should the need arise.  No securities or loans were pledged to secure those potential borrowings as of that date.

NOTE H - JUNIOR SUBORDINATED DEBT SECURITIES

On October 14, 2003, the Company issued $3,093,000 of junior subordinated debt securities (the “debt securities”) to Mission Community Capital Trust, a statutory trust created under the laws of the State of Delaware.  These debt securities are subordinated to effectively all borrowings of the Company and are due and payable on October 7, 2033.  Interest is payable quarterly on these debt securities at 3-month LIBOR plus 2.95%, for an effective rate of 3.22% as of December 31, 2013.  The debt securities can be redeemed at par.

On October 21, 2011 the Company assumed an obligation of Santa Lucia Bancorp (“SL Bancorp”) under an Indenture dated as of April 28, 2006 by and between SL Bancorp and Wells Fargo, National Association, as trustee (the “Indenture”)(the “Debt Assumption”).  The Debt Assumption was undertaken in connection with the Santa Lucia Bank merger.  Pursuant to the Indenture an aggregate of $5,155,000 in Junior Subordinated Debt Securities due July 7, 2036 (the “Debt Securities”) were issued by SL Bancorp to Santa Lucia Bancorp (CA) Statutory Trust on April 28, 2006.  The Debt Securities require quarterly distributions and bear interest at a variable rate which resets quarterly at 3-month LIBOR plus 1.48%, for an effective rate of 1.75% as of December 31, 2013.  The Debt Securities are redeemable, in whole or in part, without penalty.  The Debt Securities were recorded on the date of acquisition at fair value of $2.38 million.  The related discount is being amortized to interest expense over the remaining life of the instrument.

The Company also holds a 3% minority interest in each of Mission Community Capital Trust and Santa Lucia Bancorp (CA) Statutory Trust. The balance of the equity of Mission Community Capital Trust and of Santa Lucia Bancorp (CA) Statutory Trust is comprised of mandatorily redeemable preferred securities.  Neither Mission Community Capital Trust nor Santa Lucia Bancorp (CA) Statutory Trust is consolidated into the Company’s financial statements.

The Federal Reserve Board’s current rules provide that subordinated notes payable to unconsolidated special purpose entities (“SPE’s”) such as Mission Community Capital Trust and Santa Lucia Bancorp (CA) Statutory Trust, net of the bank holding company’s investment in the SPE’s, qualify as Tier 1 Capital, subject to certain limits.

NOTE I - INCOME TAXES

The income tax expense for the years ended December 31, 2013 and 2012 is comprised of the following:

(in thousands)	2013	2012

Current Taxes:
Federal	$61	$51
State	8	15
	69	66
Deferred Taxes	—	—
Income Tax Expense	$69	$66

A comparison of the federal statutory income tax rates to the Company’s effective income tax rate follows:

	2013		2012
(in thousands)	Amount	Rate	Amount	Rate

Federal Tax Rate	$587	34.0%	$324	34.0%
California Franchise Taxes, Net of Federal Tax Benefit	8	0.5%	15	1.6%
Alternative Minimum Tax	61	3.5%	51	5.3%
Change in Fair Value of Warrant Liability	—	—	(23)	(2.4)%
Change in Valuation Allowance for Deferred Tax Assets (excluding securities available for sale and acquisition effects)	(399)	(23.1)%	(128)	(13.4)%
Interest on Municipal Securities and Loans	(143)	(8.3)%	(113)	(11.9)%
Increase in Cash Surrender Value of Company-Owned Life Insurance	(73)	(4.2)%	(78)	(8.2)%
Other Items - Net	28	1.6%	18	1.9%
Income Tax Expense	$69	4.0%	$66	6.9%

Deferred taxes are a result of differences between income tax accounting and generally accepted accounting principles with respect to income and expense recognition.

NOTE I - INCOME TAXES - Continued

The following is a summary of the components of the net deferred tax asset (liability) accounts recognized in the accompanying consolidated balance sheets:

(in thousands)	2013	2012

Deferred Tax Assets:
Allowance for Loan Losses	$222	$94
Unrealized Loss on Available-for-Sale Securities	622	—
Reserve for Impaired Security	111	111
Other Real Estate Owned	—	189
Interest on Non-Accrual Loans	11	10
Net Operating Loss Carryforwards	8,963	8,855
Depreciation Differences	48	—
Charitable Contribution Carryforwards	72	42
Accrued Expenses	220	280
Deposits	663	927
Other	232	208
Deferred Tax Assets Before Valuation Allowance	11,164	10,716

Deferred Tax Valuation Allowance	(8,896)	(7,978)
Total Deferred Tax Assets	2,268	2,738
Deferred Tax Liabilities:
Deferred Loan Costs	(538)	(226)
Core deposit intangible asset	(110)	(209)
Junior subordinated debentures	(1,042)	(1,088)
Depreciation Differences	—	(209)
Unrealized Gain on Available-for-Sale Securities	—	(741)
BEA Award Deferred for Tax Purposes	(533)	(221)
Other	(45)	(44)
Total Deferred Tax Liabilities	(2,268)	(2,738)
Net Deferred Tax Assets	$—	$—

The valuation allowance was established because of the Company’s ongoing operating losses and cumulative deficit position.  The Company has net operating loss (“NOL”) carry forwards of approximately $21,675,000 for federal income and $22,316,000 for California franchise tax purposes, which can be utilized to offset future taxable income.  The federal and California net operating loss carry forwards, to the extent not used, will expire from 2028 through 2031.  In connection with the 2010 common stock purchase transactions described in Note L, the Company had an “ownership change” as defined under Internal Revenue Code Section 382.  Under Section 382, which has also been adopted under California law, if there is more than a 50 percentage point change in the ownership of the Company during any three-year period, then the future use of any pre-change net operating losses or built-in losses of the Company may be subject to an annual limitation based on the value of the Company at the ownership change date.  The ownership change did not reduce the aggregate NOL for federal and state tax purposes.  However, the annual usable NOL going forward is limited to approximately $671,000 per year for losses incurred prior to the ownership change.

NOTE I - INCOME TAXES - Continued

As of December 31, 2013, tax years for 2009 through 2013 remain open to audit by the Internal Revenue Service and by the California Franchise Tax Board.  In the opinion of management, all significant tax positions taken, or expected to be taken, by the Company in any open tax year would more likely than not be sustained upon examination by the tax authorities.

NOTE J - STOCK OPTION PLANS

The Company adopted in 1998 a stock option plan under which 180,000 shares of the Company’s common stock were authorized to be issued and 172,766 options were granted, net of forfeitures.  The 1998 Plan has been terminated with respect to the granting of future options under the Plan.  In 2008 the Company adopted the Mission Community Bancorp 2008 Stock Incentive Plan.  The 2008 Plan provides for the grant of various equity awards, including stock options.  A total of 201,840 common shares were authorized to be issued under the 2008 Plan and 160,900 options were granted, net of forfeitures.  As of December 31, 2013, an additional 40,940 stock options or other equity awards may be granted under the 2008 Plan.

In 2011 the Company adopted the Mission Community Bancorp 2011 Equity Incentive Plan (the “2011 Plan”).  The 2011 Plan provides for the issuance of both “incentive” and “nonqualified” stock options, restricted stock awards, stock appreciation rights and stock awards.  Awards under the 2011 Plan may be made to salaried officers and employees of the Company and its affiliates, to non-employee directors of the Company and its affiliates, and to consultants providing services to the Company and its affiliates.  Awards under the 2011 Plan may be granted on such terms and conditions as are established by the Board of Directors or an authorized Committee of the Board of Directors in its discretion.  Awards may be granted as performance-based compensation under section 162(m) of the Internal Revenue Code.  A total of 496,599 common shares may be issued under the 2011 Plan.  As of December 31, 2013, an additional 216,599 stock options or other equity awards may be granted under the 2011 Plan.

Options are granted at a price not less than 100% of the fair value of the stock on the date of grant, for a term of ten years, with vesting generally occurring ratably over five years.  The 2008 and 2011 Plans do not provide for the settlement of awards in cash, and new shares are issued upon exercise of an option.  The Plans permit acceleration of vesting of all options under certain circumstances.  However, in accordance with the pending merger described in Note U, each holder of the Company’s options has entered into an option holder agreement, agreeing to cash out and cancel his or her Company stock options.  The Company recognized in 2013 and 2012 stock-based compensation of $118,000 and $147,000, respectively, which represents the fair value of options vested during those years.  No income tax benefits related to that stock-based compensation were recognized in 2013 or 2012.

During 2012 the Company granted to two of its executive and senior officers options to purchase a total of 130,000 shares of common stock at an exercise price of $5.00 per share.  These incentive stock options (“ISO”) were granted under the 2011 Plan and expire ten years after the date of grant, with vesting occurring over five years for 75,000 of the options and over four years for the remaining 55,000 options.  In addition, the Company granted to the Bank’s chief executive officer options to purchase a total of 75,000 shares of common stock.  These non-qualified stock options (“NQSO”) were granted under the 2011 Plan, vest over four years and otherwise have similar terms to the incentive stock options granted in 2012.  The fair values of options granted in 2012, determined using the Black-Scholes option pricing model, were estimated on the date of grant using the following assumptions:

NOTE J - STOCK OPTION PLANS - Continued

	12/17/2012	12/17/2012
Date of grant
Number of options granted	75,000	130,000
Exercise price	$5.00	$5.00
Market price of common stock	$3.11	$3.11
Expected stock price volatility	35.5%	39.5%
Expected option life	8.05 years	5.65 years
Risk-free interest rate	1.26%	0.93%

Weighted average fair value of all options granted during the period:
Year ended 12/31/2012		$0.86

No stock options were granted in 2013.

The Company’s use of the Black-Scholes option valuation model uses the following key assumptions:

•                  The risk-free rate is for periods within the contractual life of the option based on the U.S. Treasury rate for the expected life of the option on the grant date.

•                  The expected life is based on management’s best estimate of the life for each specific grant, considering the type of option (ISO or NQSO), vesting terms and contractual life.

•                  Expected volatility is based on the company’s historical common stock trading activity, consistent with the expected life of the option.

•                  No return from dividends has been assumed because the Company has no current plans to pay dividends on common stock over the estimated life of the options.

A summary of the status of the Company’s fixed stock option plans as of December 31, 2013 and changes during the year are presented below:

			Weighted-	Aggregate
		Weighted-	Average	Intrinsic
		Average	Remaining	Value of
		Exercise	Contractual	In-the-Money
	Shares	Price	Term	Options
Outstanding at beginning of year 2013	456,900	$6.12
Options granted	—
Options exercised	—
Options forfeited	(6,500)	12.88
Outstanding at end of year	450,400	$6.03	7.7 Years	$655,774

Although 450,400 options are outstanding as of December 31, 2013, none are considered exercisable, vested or expected to vest due to option holder agreements to not exercise those options (see Note U).

NOTE J - STOCK OPTION PLANS — Continued

As of December 31, 2013, the Company has unvested options outstanding with unrecognized compensation expense totaling $185,000, which is scheduled to be recognized as follows (in thousands):

2014	$62
2015	62
2016	51
2017	10
Total unrecognized compensation cost	$185

NOTE K — DEFINED CONTRIBUTION PLAN

The Company has adopted the Mission Community Bank 401k Profit Sharing Plan (“the 401k Plan”), a defined contribution plan which covers substantially all employees fulfilling minimum age and service requirements.  Matching and discretionary employer contributions to the 401k Plan are determined annually by the Board of Directors.  The expense for the 401k Plan was $136,000 in 2013 and $140,000 in 2012.

NOTE L - PREFERRED AND COMMON STOCK

Redeemable Series A Preferred Stock (100,000 shares issued; none outstanding as of December 31, 2013) — the Series A Preferred Stock had a $5.00 stated value and was non-voting, convertible and redeemable.  Each share was convertible into one-half share of voting common stock of the Company.  Series A shares were not entitled to any fixed rate of return, but did participate on the same basis (as if converted on a two-for-one exchange) in any dividends declared on the Company’s common stock.  These shares were issued for $500,000 pursuant to an award from the Community Development Financial Institutions Fund of the Department of the Treasury.  The Certificate of Determination for the Series A Preferred Stock provided for a beneficial conversion feature that was triggered by the issuance of Common Stock in a private placement in the second quarter of 2010 (see “Common Stock” within this Note L) at a price below the conversion price, and again by the further issuance of Common Stock through exercise of warrants in the fourth quarter of 2011.  This beneficial conversion has impacted the Company’s earnings per common share. Further, these preferred shares contained redemption provisions that are outside of the control of the Company.  As a result, these preferred shares have been presented as mezzanine financing at their redemption value.

Redeemable Series B Preferred Stock (20,500 shares issued; none outstanding as of December 31, 2013 and 2012) — the Series B Preferred Stock had a $10.00 stated value and was non-voting, non-convertible and non-redeemable.  These shares were issued for $205,000 pursuant to an investment from the National Community Investment Fund (“NCIF”).  As part of the investment agreement the Company, by covenant, agreed that so long as NCIF or any successor owns and holds any of the Series B Preferred Stock the Company will remain a CDFI and will meet certain reporting requirements.  Because maintaining its CDFI status is not solely within the Company’s control, these preferred shares were presented as mezzanine financing at their redemption value.  On November 29, 2012, the Company repurchased from NCIF all of the issued and outstanding shares of the Series B Preferred Stock, for a purchase price of $7.00 per share, or an aggregate purchase price of $143,500.  The difference between the purchase price and the $205,000 carrying value was recognized as a gain on extinguishment of debt and is included in other income and fees in the consolidated statement of operations.

NOTE L - PREFERRED AND COMMON STOCK - Continued

Redeemable Series C Preferred Stock (50,000 shares issued; none outstanding as of December 31, 2013) — the Series C Preferred Stock had $10.00 stated value and was non-voting, convertible and redeemable.  Each share was convertible into one share of voting common stock of the Company.  Series C shares were not entitled to any fixed rate of return, but did participate on the same basis (as if converted on a one-to-one exchange) in any dividends declared on the Company’s common stock.  These shares were issued for $500,000 pursuant to an award from the Community Development Financial Institutions Fund of the Department of the Treasury.  The Certificate of Determination for the Series C Preferred Stock provided for a beneficial conversion feature that was triggered by the issuance of Common Stock in a private placement in the second quarter of 2010 (see “Common Stock” within this Note L) at a price below the conversion price, and again by the further issuance of Common Stock through exercise of warrants in the fourth quarter of 2011.  This beneficial conversion impacted the Company’s earnings per common share. Further, these preferred shares contained redemption provisions that were outside of the control of the Company.  As a result, these preferred shares have been presented as mezzanine financing at their redemption value.

The conversion feature for the Series A and C Preferred Stock was adjusted based on issuances or deemed issuances of common shares at lower prices.  As of December 31, 2012, the Series A and C Preferred shares were convertible into 220,264 shares of Common Stock.

As a result of the change in control in 2010 (see below), the Company lost its status as a CDFI in 2012.  Accordingly, the Company was required to redeem the Series A and Series C Preferred Stock during 2013 at a total redemption price of $1,000,000.

Common Stock — As of December 31, 2013 and 2012, the Company had 8,770,281 and 8,155,066 shares, respectively, of common stock outstanding.

During 2010, the Company issued an aggregate of 5,000,000 shares of its common stock paired with warrants to purchase an additional 5,000,000 shares of its common stock (the “2010 Warrants”) for an aggregate purchase price of $25 million.  These securities were sold pursuant to the terms of a Securities Purchase Agreement dated December 22, 2009, as amended, by and between the Company and Carpenter Fund Manager GP, LLC (the “Manager”) on behalf of and as General Partner of Carpenter Community BancFund, L.P., Carpenter Community BancFund-A, L.P. and Carpenter Community BancFund-CA, L.P. (the “Investors”)(the “Securities Purchase Agreement”).  The 2010 Warrants were issued for a term of five years at an exercise price of $5.00 per share and contained customary anti-dilution provisions.  The Company used a substantial majority of the proceeds from the sale of the securities under the Securities Purchase Agreement to enable a newly-formed wholly owned subsidiary, Mission Asset Management, Inc., to purchase from the Bank certain non-performing loans and other real estate owned assets.

The Securities Purchase Agreement further provided that the Company would conduct a rights offering to its existing shareholders The rights offering closed on December 15, 2010, with 748,672 shares and an equal number of warrants (the “Public Warrants”) being issued. On September 5, 2012, the expiration date of the Public Warrants was extended from December 17, 2015 to March 21, 2017.  No other terms or conditions of the Public Warrant were modified and no consideration was transferred.

NOTE L - PREFERRED AND COMMON STOCK - Continued

Mission Asset Management, Inc. Preferred Stock and Company Warrants —Mission Asset Management, Inc. issued on October 21, 2011, an aggregate of 10,000 shares of its newly authorized Series A Non-Cumulative Perpetual Preferred Stock (“MAM Preferred Stock”) and the Company issued warrants to purchase an aggregate of 2,202,641 shares of the Company’s common stock (the “2011 Warrants”).  The 2011 Warrants were issued for a term of 10 years from issuance at an exercise price of $4.54 per share.  In December 2011, 660,792 of the 2011 Warrants were exercised and $3,000,000 of the MAM Preferred Stock was liquidated.  During 2012 and 2013 the remaining $7,000,000 of the MAM Preferred Stock was liquidated.  These preferred shares include redemption provisions that are outside the control of the Company.  Accordingly, these preferred shares were presented as mezzanine financing at their redemption value as of each balance sheet date.

In addition to customary anti-dilution provisions, the 2010 Warrants and the 2011 Warrants referred to above contained certain anti-dilution features that caused these warrants to be reflected as derivative liabilities pursuant to ASC 815—at their fair values—in the consolidated balance sheets rather than as components of equity.  Subsequent changes in their fair values were recognized as gains or losses through non-interest income, which impacted net loss and loss per share in the consolidated statement of operations.  In March 2012 all 2010 Warrants and substantially all of the 2011 Warrants (i.e., those issued to the Investors) were cancelled and replaced with 6,487,800 five-year warrants having approximately the equivalent aggregate fair value as the cancelled warrants but without the anti-dilution features that called for derivative accounting treatment.  Accordingly, $4,955,000 (the fair value of the cancelled warrants immediately prior to cancellation) was transferred from warrant liability to additional paid-in capital in March 2012.  In September 2012 the remaining 153,876 of the 2011 Warrants were cancelled and replaced with 171,980 warrants having substantially identical terms as those issued in March 2012 and aggregate fair value equivalent to the cancelled warrants.  The remaining $161,000 of warrant liability at that date was transferred to additional paid-in capital.

Prior to the consummation of the transactions under the Securities Purchase Agreement, the Manager was the largest shareholder of the Company, beneficially owning 333,334 shares of the common stock of the Company or 24.7% of the issued and outstanding shares.  As of December 31, 2013, following the consummation of the transactions under the Securities Purchase Agreement, the rights offering, and warrants exercises in 2011, 2012 and 2012, the Manager is the beneficial owner of 6,928,179 shares of the common stock of the Company (not including warrants), or 79.0% of the issued and outstanding common shares.

Activity in the Company’s outstanding warrants follows:

		Weighted
		Average
		Exercise
	Shares	Price
Outstanding January 1, 2012	7,290,521	4.90
Warrants cancelled in 2012	(6,541,849)	4.89
Warrants issued in 2012	6,659,780	$5.00
Warrants exercised in 2012	(400,000)	5.00
Outstanding December 31, 2012	7,008,452	$5.00
Warrants exercised in 2013 by majority shareholder	(600,000)	$5.00
Public warrants exercised in 2013	(15,215)	5.00
Outstanding December 31, 2013	6,393,237	$5.00

NOTE M - RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Bank has granted loans to certain directors and the companies with which they are associated.  All loans and loan commitments to such parties were made on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with persons unrelated to the lender.

The following is a summary of the activity in these loans:

(in thousands)	2013	2012

Balance at the beginning of the year	$2	$179
New loans and advances	—	2
Repayments	—	—
Reclassifications (persons no longer considered related parties)	(2)	(179)
Balance at the end of the year	$—	$2

During 2013 the Bank and MAM entered into separate agreements with CGB Asset Management (“CGB”), a wholly-owned subsidiary of the Company’s majority shareholder, Carpenter Fund Manager GP, LLC, under which a participation in a fully-discounted loan was sold to CGB for cash proceeds of $344,000 and a participation in a fully-written down other real estate owned (“OREO”) property was sold to CGB for $599,000.  These values were determined by an independent assessment of fair value for each asset and resulted in the acceleration of $344,000 of accretion income on loans acquired with deteriorated credit quality and $599,000 of net gains on the sale of OREO property.

Deposits from related parties held by the Bank totaled approximately $1,208,000 at December 31, 2013, and $1,245,000 at December 31, 2012.

NOTE N - COMMITMENTS AND CONTINGENCIES

In the normal course of business, the Bank enters into financial commitments to meet the financing needs of its customers.  These financial commitments include commitments to extend credit and standby letters of credit.  Those instruments involve to varying degrees, elements of credit and interest rate risk not recognized in the consolidated balance sheets.

The Bank’s exposure to credit loss in the event of nonperformance on commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments.  The Bank uses the same credit policies in making commitments as it does for loans reflected in the financial statements.

As of December 31, 2013 and 2012, the Bank had the following outstanding financial commitments whose contractual amount represents credit risk (in thousands):

	2013	2012

Commitments to Extend Credit	$52,434	$41,155
Standby Letters of Credit	1,948	2,365
	$54,382	$43,520

NOTE N - COMMITMENTS AND CONTINGENCIES - Continued

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Standby letters of credit are conditional commitments to guarantee the performance of a Bank customer to a third party.  Since many of the commitments and standby letters of credit are expected to expire without being drawn upon, the total amounts do not necessarily represent future cash requirements.  The Bank evaluates each customer’s creditworthiness on a case-by-case basis.  The amount of collateral obtained if deemed necessary by the Bank is based on management’s credit evaluation of the customer.

The Bank has established an allowance for possible losses on unfunded loan commitments in the amount of $431,000 and $406,000 as of December 31, 2013 and 2012, respectively, which is included in other liabilities in the consolidated balance sheets.  To date, no losses have been charged against this allowance.

In 2012 the Company and the Bank entered into employment agreements with three executive officers: Tom L. Dobyns, Robert J. Stevens and Thomas J. Tolda.  Each of these agreements provides for the officer to receive, in the event he is terminated without “cause” or he resigns for “good reason,” as those terms are defined in the agreements, separation pay equal to his base annual salary.  The agreements also provide for payment of a specified multiple of each officer’s annual salary plus continuation of medical insurance benefits for a twelve-month period following a termination within 60 days prior to or within two years after the occurrence of a “change in control,” as defined in the agreements.

In the ordinary course of business, various claims and lawsuits are brought by and against the Company.  In the opinion of management, there is no pending or threatened proceeding in which an adverse decision could result in a material adverse change in the consolidated financial condition or results of operations of the Company.

NOTE O — EARNINGS PER SHARE

The following is a reconciliation of net earnings and shares outstanding to the earnings and number of shares used in the computation of earnings per share (dollars in thousands, except EPS):

	2013	2012
Average common shares outstanding (used for basic EPS)	8,503,974	7,818,727
Dilutive effect of outstanding stock-based awards and other potential common shares	13,324	—
Average common shares used for diluted EPS	8,517,298	7,818,727

Net income	$1,657	$888
Less earnings and dividends attributable to preferred stock:
Convertible preferred stock (Series A and C)	13	4
Non-convertible preferred stock (Series B)	—	—
Non-convertible subsidiary preferred dividends	86	572
Total attributable to preferred stock	99	576
Net income attibutable to common stock	$1,558	$312

Basic earnings per common share	$0.18	$0.04
Diluted earnings per common share	0.18	0.04

NOTE O — EARNINGS PER SHARE - Continued

A total of 437,076 outstanding stock options and 6,393,237 outstanding warrants were excluded from diluted EPS in 2013.  Excluded from diluted EPS in 2012 were 456,900 outstanding stock options; 7,008,452 outstanding warrants and 220,264 shares related to convertible preferred shares.  All of the above potential common shares were excluded from diluted EPS due to the exercise or conversion price of each exceeding the average market price of the Company’s common shares.

NOTE P - REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the various federal bank regulatory agencies.  Failure to meet minimum capital requirements can initiate certain discretionary, and possibly mandatory, actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices.  The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of Total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to average assets (as defined).  Management believes, as of December 31, 2013, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2013, the most recent notification from the Federal Reserve Board categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action.  There are no conditions or events since that notification that management believes have changed the Bank’s prompt corrective action category.

The following table also sets forth the Bank’s actual capital amounts and ratios, as well as the amounts and ratios required to be categorized as “well-capitalized” or “adequately-capitalized” (dollar amounts in thousands):

			Capital Required
Regulatory Capital Ratios			To Be		To Be Adequately
Mission Community Bank	Actual Capital		Well Capitalized		Capitalized
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2013:
Total Capital (to Risk-Weighted Assets)	$43,016	12.73%	$33,779	10.0%	$27,023	8.0%
Tier 1 Capital (to Risk-Weighted Assets)	$38,786	11.48%	$20,267	6.0%	$13,512	4.0%
Tier 1 Capital (to Average Assets)	$38,786	8.92%	$21,748	5.0%	$17,398	4.0%

As of December 31, 2012:
Total Capital (to Risk-Weighted Assets)	$40,544	13.65%	$29,703	10.0%	$23,762	8.0%
Tier 1 Capital (to Risk-Weighted Assets)	$36,820	12.40%	$17,822	6.0%	$11,881	4.0%
Tier 1 Capital (to Average Assets)	$36,820	8.61%	$21,391	5.0%	$17,113	4.0%

NOTE P - REGULATORY MATTERS - Continued

The Company is not subject to similar regulatory capital requirements because its consolidated assets do not exceed $500 million, the minimum asset size criteria for bank holding companies subject to those requirements. However, regulatory capital amounts and ratios for the Company (consolidated) are as follows:

Regulatory Capital Ratios
Mission Community Bancorp	December 31, 2013		December 31, 2012
(Dollars in thousands)	Amount	Ratio	Amount	Ratio

Total Capital (to Risk-Weighted Assets)	$47,580	14.01%	$43,802	14.62%
Tier 1 Capital (to Risk-Weighted Assets)	$43,336	12.76%	$40,057	13.37%
Tier 1 Capital (to Average Assets)	$43,336	9.92%	$40,057	9.30%

Banking regulations limit the amount of cash dividends that may be paid without prior approval of the Bank’s primary regulatory agency.  Cash dividends are limited by the California Financial Code to the lesser of the Bank’s retained earnings or its net income for the last three fiscal years, less any dividends or other capital distributions made during those periods.  Under this rule, due to the Bank’s accumulated deficit (i.e., negative retained earnings), regulatory approval is required as of December 31, 2013, for any dividend distributions from the Bank to Bancorp.

The California Corporation Law provides that a corporation, such as Bancorp, may make a distribution to its shareholders if the corporation’s retained earnings equal at least the amount of the proposed distribution.  In the event that sufficient retained earnings are not available for the proposed distribution, under the law a corporation may nevertheless make a distribution to its shareholders if it meets two conditions, which generally stated are as follows: (i) the corporation’s assets equal at least 1.25 times its liabilities, and (ii) the corporation’s current assets equal at least its current liabilities or, if the average of the corporation’s earnings before taxes on income and before interest expenses for the two preceding fiscal years was less than the average of the corporation’s interest expenses for such fiscal years, then the corporation’s current assets must equal at least 1.25 times its current liabilities.

NOTE Q - GRANTS AND AWARDS

In 2013 the Bank received a $323,000 grant from the Bank Enterprise Award (“BEA”) program of the Department of the Treasury, based on lending activity of the Bank in 2012.  In 2012 the Bank received a $415,000 BEA program award.  These awards were recognized in non-interest income.

Although the Bank was previously a certified CDFI bank, the Bank no longer retains its CDFI status due to a change in control in the second quarter of 2010 pursuant to which the ownership by the Company’s principal shareholder, which is not a CDFI, increased from 24.7% of the Company’s common stock to more than 75%.  The Bank has continued to apply for BEA program awards, however, there can be no assurance that it will receive similar grants or awards in the future.

NOTE R - MISSION COMMUNITY BANCORP (Parent Company Only)

Following are the separate financial statements for Mission Community Bancorp (parent company only):

Mission Community Bancorp (Parent Company Only)

(in thousands)

CONDENSED BALANCE SHEETS

	2013	2012
ASSETS
Cash	$3,039	$1,640
Investment in subsidiary bank	39,643	41,391
Investment in non-bank subsidiary	1,574	477
Other real estate owned	—	325
Other assets	257	319
TOTAL ASSETS	$44,513	$44,152
LIABILITIES AND SHAREHOLDERS’ EQUITY
Junior subordinated debt securities	$5,716	$5,604
Due to Mission Community Bank	30	1
Other liabilities	42	275
TOTAL LIABILITIES	5,788	5,880
Redeemable Preferred Stock, Series A and C	—	1,000
TOTAL SHAREHOLDERS’ EQUITY	38,725	37,272
	$44,513	$44,152

CONDENSED STATEMENTS OF OPERATIONS

	2013	2012
Interest income	$11	$11
Interest expense	305	321
Net interest expense	(294)	(310)
Change in fair value of warrant liability	—	68
Less salaries and benefits	263	845
Less other expenses	506	364
Loss before income taxes	(1,063)	(1,451)
Income tax expense (credit)	(43)	1
Loss before equity in undistributed earnings of subsidiaries	(1,020)	(1,452)
Equity in undistributed earnings of subsidiaries:
Bank subsidiary	1,494	2,231
Non-bank subsidiary	1,183	109
Net income	$1,657	$888

NOTE R - MISSION COMMUNITY BANCORP (Parent Company Only) - Continued

CONDENSED STATEMENTS OF CASH FLOWS

	2013	2012
Operating activities:
Net income	$1,657	$888
Adjustments to reconcile net income to net cash used in operating activities:
Undistributed (income) loss of subsidiaries	(2,677)	(2,340)
Stock-based compensation	48	95
Amortization expense	112	113
Gain on extinguishment of debt	—	(62)
Change in the fair value of warrant liability	—	(68)
(Gains) and write-downs on other real estate	(2)	75
Other, net	(142)	(178)
Net cash used in operating activities	(1,004)	(1,477)
Investing activities:
Investment in certificate of deposit	—	52
Proceeds from sale of other real estate	327	—
Net cash provided by investing activities	327	52
Financing activities:
Proceeds from issuance of common stock	3,076	2,000
Preferred stock repurchased	(1,000)	(143)
Net cash provided by (used in) financing activities	2,076	1,857
Net increase (decrease) in cash	1,399	432
Cash at beginning of year	1,640	1,208
Cash at end of year	$3,039	$1,640

NOTE S - FAIR VALUE MEASUREMENT

The following is a description of valuation methodologies used for assets and liabilities recorded at fair value:

Securities:  The fair values of investment securities available for sale are determined by obtaining quoted market prices (Level 1), if available.  If quoted market prices are not available, fair value is determined using matrix pricing, which is a mathematical technique widely used in the industry to value debt securities.  Rather than relying exclusively on quoted prices for specific securities, matrix pricing relies on the securities’ relationship to other benchmark quoted securities (Level 2).  There were no changes in the valuation techniques used during 2013 or 2012 and there were no transfers into or out of Levels 1 and 2 of the fair value hierarchy during the years ended December 31, 2013 and 2012.

Management monitors the availability of observable market data to assess the appropriate classification of financial instruments within the fair value hierarchy. Changes in economic conditions or model-based valuation techniques may require the transfer of financial instruments from one fair value level to another.  In such instances, the transfer is reported at the beginning of the reporting period.

Management evaluates the significance of transfers between levels based upon the nature of the financial instrument and size of the transfer relative to total assets, total liabilities or total earnings.

NOTE S - FAIR VALUE MEASUREMENT — Continued

Loans Held for Sale:  Loans held for sale are carried at the lower of cost or market value.  The fair value of SBA loans held for sale is determined using quoted market prices for similar assets (Level 2).  The fair value of loans held for sale by the Company’s MAM subsidiary are valued by assessing the probability of borrower default using historical payment performance and available cash flows to the borrower.  The projected amount and timing of cash flows expected to be received, including collateral liquidation if repayment weaknesses exist, is then discounted using an effective market rate to determine the fair value as of the reporting date (Level 3).

SBA Loan Servicing Rights:  SBA loan servicing rights are initially recorded at fair value in accordance with FASB guidance regarding accounting for transfers of financial assets.  Subsequent measurements of servicing assets use the amortization method, which requires servicing rights to be amortized into non-interest income in proportion to, and over the period of, the estimated future net servicing income of the underlying loans.  Loan servicing rights are evaluated for impairment subsequent to initial recording.  Impairment is determined by stratifying rights into groupings based on predominant risk characteristics, such as interest rate, risk grade and loan type.  Impairment is recognized through a valuation allowance for an individual grouping, to the extent that fair value is less than the carrying amount.  SBA loan servicing rights do not trade in an active market with readily observable prices. Accordingly, the Bank determines the fair value of loan servicing rights by estimating the present value of the future cash flows associated with the loans being serviced. Key economic assumptions used in measuring the fair value of loan servicing rights include prepayment speeds and discount rates. While market-based data is used to determine the input assumptions, the Bank incorporates its own estimates of assumptions market participants would use in determining the fair value of loan servicing rights (Level 3).

Impaired Loans:  Except for certain loans held for sale, the Company does not record loans at fair value on a recurring basis. However, from time to time, fair value adjustments are recorded on these loans to reflect (1) partial write-downs, through charge-offs or specific reserve allowances, that are based on the current appraised or market-quoted value of the underlying collateral, (2) the present value of the expected cash flows from the loan, or (3) the full charge-off of the loan carrying value. In some cases, the properties for which market quotes or appraised values have been obtained are located in areas where comparable sales data is limited, outdated, or unavailable. Fair value estimates for collateral-dependent impaired loans are obtained from real estate brokers or other third-party consultants (Level 3).

Other Real Estate Owned:  Nonrecurring adjustments to certain commercial and residential real estate properties classified as other real estate owned (OREO) are measured at the lower of carrying amount or fair value, less costs to sell.  In cases where the carrying amount exceeds the fair value less costs to sell, an impairment loss is recognized.  Fair values are generally based on third party appraisals of the property which are commonly adjusted by management to reflect an expectation of the amount to be ultimately collected (Level 3).

NOTE S - FAIR VALUE MEASUREMENT — Continued

Assets and liabilities measured at fair value on a recurring basis are summarized below:

	Fair Value Measurements Using
(in thousands)	Level 1	Level 2	Level 3	Total
December 31, 2013
Available for sale securities:
U.S. Government agencies	$—	$4,841	$—	$4,841
Residential mortgage-backed securities	—	36,538	—	36,538
Municipal securities	—	14,855	—	14,855
Corporate debt securities	—	3,250	—	3,250
Asset-backed securities	—	18,283	—	18,283
Total available-for-sale securities	—	77,767	—	77,767
Loans held for sale	—	—	2,022	2,022
Net assets and liabilities measured at fair value on a recurring basis	$—	$77,767	$2,022	$79,789

December 31, 2012
Available for sale securities:
U.S. Government agencies	$—	$30,589	$—	$30,589
Residential mortgage-backed securities	—	61,660	—	61,660
Municipal securities	—	19,273	—	19,273
Corporate debt securities	—	2,996	—	2,996
Asset-backed securities	—	13,304	—	13,304
Total available-for-sale securities	—	127,822	—	127,822
Loans held for sale	—	—	1,548	1,548
Net assets and liabilities measured at fair value on a recurring basis	$—	$127,822	$1,548	$129,370

SBA loan servicing rights, which are carried at the lower of cost or fair value, have resulted in no write-down or valuation allowance as of December 31, 2013 and 2012.

NOTE S - FAIR VALUE MEASUREMENT — Continued

Assets and liabilities measured at fair value on a non-recurring basis are summarized below:

	Fair Value Measurements Using				Full Year
(in thousands)	Level 1	Level 2	Level 3	Total	Gains (Losses)
December 31, 2013:
Financial assets measured at fair value on a non-recurring basis:
Impaired loans, net of specific reserves—
Commercial and industrial	$—	$—	$2,988	$2,988	$24
Residential real estate	—	—	757	757	202
Commercial real estate - owner-occupied	—	—	4,018	4,018	(2)
Commercial real estate - non-owner-occupied	—	—	1,138	1,138	48
All other real estate	—	—	2,108	2,108	—
Construction and land development	—	—	590	590	(34)
Total impaired loans, net of specific reserves	$—	$—	$11,599	$11,599	$238
Non-financial assets measured at fair value on a non-recurring basis:
Other real estate owned	$—	$—	$536	$536	$574

December 31, 2012:
Financial assets measured at fair value on a non-recurring basis:
Impaired loans, net of specific reserves—
Commercial and industrial	$—	$—	$1,969	$1,969	$7
Residential real estate	—	—	570	570	(324)
Commercial real estate - owner-occupied	—	—	2,232	2,232	(20)
Commercial real estate - non-owner-occupied	—	—	683	683	(66)
All other real estate	—	—	27	27	(2)
Construction and land development	—	—	452	452	(96)
Total impaired loans, net of specific reserves	$—	$—	$5,933	$5,933	$(501)
Non-financial assets measured at fair value on a non-recurring basis:
Other real estate owned	$—	$—	$818	$818	$(463)

Total gains (losses) of $238,000 and $(501,000) represent impairment reductions (charges) recognized during the years ended December 31, 2013 and 2012, respectively related to the above impaired loans.  There were no changes in the valuation techniques used during 2013.

The following table presents a reconciliation of assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) during the years ended December 31, 2013 and 2012:

	Loans Held for Sale and Warrant Liability
(in thousands)	2013	2012
Balance at beginning of year	$1,548	$(1,464)
Net increase (decrease) in SBA loans held for sale	1,027	(49)
Loans held for sale transfered into Level 3	9,259	4,283
Loans held for sale transferred to other real estate owned	—	(589)
Sale of loans held for sale	(9,259)	—
Settlements - principal reductions in loans held for sale	(553)	(3,865)
Loan participations sold to related party	—	(1,952)
Changes in fair value of warrant liability	—	68
Cancellation of warrants accounted for as liabilities	—	5,116
Balance at end of year	$2,022	$1,548

NOTE T - FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the amount at which the asset or obligation could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.  Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instrument.  These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings of a particular financial instrument.  Because no market value exists for a significant portion of the financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors.  These estimates are subjective in nature, involve uncertainties and matters of judgment and, therefore, cannot be determined with precision.  Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on financial instruments both on and off the balance sheet without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments.  Additionally, tax consequences related to the realization of the unrealized gains and losses can have a potential effect on fair value estimates and have not been considered in many of the estimates.

The following methods and assumptions were used to estimate the fair value of significant financial instruments:

Financial Assets

The carrying amounts of cash and short-term investments are considered to approximate fair value.  Short-term investments include interest bearing deposits in other banks.  The fair values of investment securities are generally based on quoted matrix pricing.  The fair value of loans (including loans held for sale) are estimated using a combination of techniques, including discounting estimated future cash flows and quoted market prices of similar instruments, where available.  The carrying amounts of FHLB and FRB stock approximate their fair values. These investments are carried at cost and are redeemable at par with certain restrictions. The fair value of accrued interest receivable approximates its carrying value.

Financial Liabilities

The carrying amounts of deposit liabilities payable on demand and short-term borrowed funds are considered to approximate fair value.  For fixed maturity deposits, fair value is estimated by discounting estimated future cash flows using currently offered rates for deposits of similar remaining maturities.  The fair value of long-term debt is based on rates currently available to the Bank for debt with similar terms and remaining maturities.  The fair value of accrued interest payable approximates its carrying value.

Off-Balance Sheet Financial Instruments

The fair value of commitments to extend credit and standby letters of credit is estimated using the fees currently charged to enter into similar agreements.  The fair value of these financial instruments is not material.

NOTE T - FAIR VALUE OF FINANCIAL INSTRUMENTS - Continued

The estimated fair value of financial instruments is summarized as follows:

	December 31,
	2013		2012
	Carrying	Fair	Carrying	Fair
(in thousands)	Value	Value	Value	Value
Financial Assets:
Cash and due from banks	$31,794	$31,794	$25,635	$25,635
Certificates of deposit in other banks	745	745	3,706	3,706
Investment securities	77,767	77,767	127,822	127,822
Loans held for sale	2,022	2,022	1,548	1,548
Loans, net	286,299	285,276	239,499	244,979
Federal Home Loan Bank stock and other investments	6,938	6,938	6,822	6,822
Accrued interest receivable	1,188	1,188	1,361	1,361
Financial Liabilities:
Deposits	381,435	381,876	387,268	387,589
Other borrowings	6,000	5,716	—	—
Junior subordinated debt securities	5,716	4,653	5,604	4,607
Accrued interest payable	97	97	111	111

NOTE U — PENDING MERGER

On October 21, 2013, the Company and Heritage Oaks Bancorp, a California corporation (“Heritage”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) providing for the acquisition by Heritage of the Company pursuant to the merger of the Company with and into Heritage, with Heritage being the surviving corporation (the “Merger”).  Immediately after the Merger, Mission Community Bank will be merged with and into Heritage Oaks Bank, Heritage’s wholly-owned banking subsidiary, with Heritage Oaks Bank being the surviving banking corporation.

Pursuant to the terms and subject to the conditions of the Merger Agreement, which has been approved by the Boards of Directors of each of the Company and Heritage, holders of shares of the Company’s common stock, warrants and options will receive aggregate cash consideration of $8.0 million plus cash received by the Company for the exercise of Public Warrants prior to the effective time of the Merger, and aggregate stock consideration of 7,541,353 shares of the common stock of Heritage.  Based on the Company’s shares outstanding on December 31, 2013, each share of common stock of the Company would be exchanged for approximately 0.8599 share of the common stock of Heritage and cash consideration of approximately $0.206.  Based on the closing price of Heritage common stock of $7.50 per share on December 31, 2013, the total value of the merger consideration would be $64.6 million.  The actual value received by the Company’s shareholders on a per share basis will fluctuate based on the price of the common stock of Heritage and the number of shares of common stock of the Company outstanding immediately prior to the effective time of the Merger (including any shares issued for warrants that are exercised prior to the effective time).

Each holder of the Company’s warrants (other than warrants issued in the Company’s public rights offering which warrants will terminate if not exercised prior to the Merger) has entered into a warrant holder agreement agreeing not to exercise his, her or its warrants prior to the Merger and will receive at the effective time of the Merger cash in the amount of $0.92 per share of common stock that would have been received upon exercise of the warrants.  Each holder of the Company’s options has entered into an option holder agreement, agreeing to cash out his or her Company stock options and cancel them.  In-the-money option holders will receive the spread between the exercise price of such options and $5.92, while out-of-the-money option holders will receive a flat $500 for cancellation of all of their respective options.

NOTE U — PENDING MERGER - Continued

The Merger Agreement contains customary representations, warranties and covenants made by each of the Company and Heritage.  In addition, the Company has agreed not to solicit certain acquisition proposals.  However, under certain circumstances specified in the Merger Agreement, the Company is entitled to enter into discussions and negotiate with third parties who submit to the Company certain unsolicited acquisition proposals which the Board of Directors of the Company determines are “Superior Proposals,” as such term is defined in the Merger Agreement.

Completion of the Merger is subject to certain conditions, including, among others, the (i) approval of the Merger by the shareholders of the Company and Heritage, (ii) listing on NASDAQ of the shares of Heritage to be issued in the Merger, (iii) receipt of all governmental consents and approvals required to consummate the Merger, (iv) U.S. Securities and Exchange Commission having declared effective under the Securities Act of 1933, as amended, Heritage’s registration statement covering the issuance of shares of Heritage in the Merger, (v) absence of any injunction, order or legal restraint prohibiting consummation of the Merger, and (vi) receipt by Heritage and the Company of opinions from their respective legal counsel that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.  The obligation of each party to consummate the Merger is also conditioned upon the other party’s representations and warranties being true and correct to the extent provided in the Merger Agreement and the other party having performed in all material respects it obligations under the Merger Agreement.  Heritage’s obligation to consummate the Merger is also subject to certain additional conditions, including, among others, (i) the Company’s “Adjusted Shareholders’ Equity,” as defined in the Merger Agreement, not being less than 95% of the shareholders’ equity of the Company as of June 30, 2013 as of the “Shareholders’ Equity Measurement Date,” as such term is defined in the Merger Agreement, and (ii) the Company’s “Core Deposits,” as defined in the Merger Agreement, not being less than 80% of the balance of such Core Deposits on September 30, 2013 as of the date of the “Closing Financial Statement,” as such term is defined in the Merger Agreement.

The Merger Agreement contains certain termination rights for both the Company and Heritage, including, among others, the right to terminate the Merger Agreement if (i) the Merger is not consummated on or before the nine-month anniversary of the date of the Merger Agreement, subject to an extension of up to 90 days in certain circumstances, (ii) if any required regulatory approvals are not obtained or (iii) if the requisite approval of the shareholders of the Company or Heritage is not obtained.  In addition, Heritage is entitled to a termination fee of $2,500,000 plus reimbursement of out-of-pocket expenses with respect to the termination of the Merger Agreement in certain instances, including, among other things, (i) the failure of the Company’s shareholders to approve the Merger Agreement, (ii) the failure of the Company to recommend approval of the Merger to its shareholders in certain instances and (iii) in the event that an “Acquisition Proposal,” as such term is defined in the Merger Agreement, has been made known to the shareholders, senior management or board of directors of the Company or any person shall have publicly announced an intention to make an Acquisition Proposal, and thereafter the Merger Agreement is terminated, and prior to the date that is 12 months from the date of such termination, the Company consummates an “Alternative Transaction,” as such term if defined in the Merger Agreement, or enters into any letter of intent or similar agreement related to an Alternative Transaction.

The Merger is expected to be consummated in the first quarter of 2014.